                                                                       Exhibit 2

                         AGREEMENT AND PLAN OF MERGER

                                BY AND BETWEEN

                         WEBSTER FINANCIAL CORPORATION

                                      AND

                             MECH FINANCIAL, INC.

                                  DATED AS OF

                               DECEMBER 1, 1999

                               TABLE OF CONTENTS

                                                                              Page
ARTICLE I THE MERGER......................................................     1
   1.1    The Merger......................................................     1
   1.2    Effective Time..................................................     1
   1.3    Effects of the Merger...........................................     2
   1.4    Conversion of MECH Common Stock.................................     2
   1.5    Options.........................................................     3
   1.6    Certificate of Incorporation....................................     4
   1.7    Bylaws..........................................................     4
   1.8    Directors and Officers..........................................     4
   1.9    Tax Consequences................................................     4
   1.10   Accounting Treatment............................................     4

ARTICLE II EXCHANGE OF SHARES.............................................     5
   2.1    Webster to Make Shares Available................................     5
   2.2    Exchange of Shares..............................................     5
   2.3    Disclosure Schedule.............................................     6
   2.4    Standards.......................................................     6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF MECH........................     7
   3.1    Corporate Organization..........................................     7
   3.2    Capitalization..................................................     7
   3.3    Authority; No Violation.........................................     8
   3.4    Consents and Approvals..........................................     9
   3.5    Loan Portfolio; Reports.........................................    10
   3.6    Financial Statements; Exchange Act Filings; Books and Records...    10
   3.7    Broker's Fees...................................................    11
   3.8    Absence of Certain Changes or Events............................    11
   3.9    Legal Proceedings...............................................    11
   3.10   Taxes and Tax Returns...........................................    11
   3.11   Employee Plans..................................................    13
   3.12   Certain Contracts...............................................    14
   3.13   Agreements with Governmental Agencies...........................    14
   3.14   State Takeover Laws; Certificate of Incorporation...............    15
   3.15   Environmental Matters...........................................    15
   3.16   Reserves for Losses.............................................    16
   3.17   Properties and Assets...........................................    16
   3.18   Insurance.......................................................    17
   3.19   Mechanics Investment Services, Inc..............................    17
   3.20   Compliance with Applicable Laws.................................    17
   3.21   Loans...........................................................    17
   3.22   Affiliates......................................................    18
   3.23   Ownership of Webster Common Stock...............................    19
   3.24   Year 2000 Compliance............................................    19
   3.25   Intellectual Property...........................................    19
   3.26   MECH Information................................................    19
   3.27   Fairness Opinion................................................    20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF WEBSTER......................    20
   4.1    Corporate Organization..........................................    20
   4.2    Capitalization..................................................    20
   4.3    Authority; No Violation.........................................    21

   4.4    Regulatory Approvals............................................    22
   4.5    Financial Statements; Exchange Act Filings; Books and Records...    22
   4.6    Agreements with Governmental Agencies...........................    23
   4.7    Legal Proceedings...............................................    23
   4.8    Webster Information.............................................    23
   4.9    Absence of Certain Changes or Events............................    23
   4.10   Compliance with Applicable Laws.................................    24
   4.11   Tax and Accounting Treatment of Merger..........................    24
   4.12   Year 2000.......................................................    24

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS.......................    24
   5.1    Covenants of MECH...............................................    24
   5.2    Covenants of Webster............................................    27
   5.3    Merger Covenants................................................    28
   5.4    Compliance with Antitrust Laws..................................    28
   5.5    Qualified Plans.................................................    28

ARTICLE VI ADDITIONAL AGREEMENTS..........................................    28
   6.1    Regulatory Matters..............................................    28
   6.2    Access to Information...........................................    30
   6.3    Shareholder Meetings............................................    31
   6.4    Legal Conditions to Merger......................................    31
   6.5    Stock Exchange Listing..........................................    31
   6.6    Employees.......................................................    31
   6.7    Indemnification.................................................    32
   6.8    Subsequent Interim and Annual Financial Statements..............    34
   6.9    Additional Agreements...........................................    34
   6.10   Advice of Changes...............................................    34
   6.11   Current Information.............................................    34
   6.12   Execution and Authorization of Bank Merger Agreement............    34
   6.13   Change in Structure.............................................    34
   6.14   Transaction Expenses of MECH....................................    35
   6.15   Further Actions of MECH.........................................    35
   6.16   Publication of Earnings.........................................    35

ARTICLE VII CONDITIONS PRECEDENT..........................................    36
   7.1    Conditions to Each Party's Obligation To Effect the Merger......    36
   7.2    Conditions to Obligations of Webster............................    37
   7.3    Conditions to Obligations of MECH...............................    38

ARTICLE VIII TERMINATION AND AMENDMENT....................................    39
   8.1    Termination.....................................................    39
   8.2    Effect of Termination...........................................    41
   8.3    Amendment.......................................................    42
   8.4    Extension; Waiver...............................................    42

ARTICLE IX GENERAL PROVISIONS.............................................    42
   9.1    Closing.........................................................    42
   9.2    Nonsurvival of Representations, Warranties and Agreements.......    42
   9.3    Expenses; Breakup Fee...........................................    42
   9.4    Notices.........................................................    43
   9.5    Interpretation..................................................    44
   9.6    Counterparts....................................................    44
   9.7    Entire Agreement................................................    44
   9.8    Governing Law...................................................    44

   9.9    Enforcement of Agreement........................................    45
   9.10   Severability....................................................    45
   9.11   Publicity.......................................................    45
   9.12   Assignment; Limitation of Benefits..............................    45
   9.13   Additional Definitions..........................................    45

EXHIBITS

   A         Articles of Combination and Bank Merger Agreement
   B         Option Agreement
   C         Certificate of Merger
   D         MECH Stockholder Agreement
   E         MECH Counsel's Legal Opinions

                         AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of December 1, 1999 (this "Agreement"), is entered into by and between Webster Financial Corporation, a Delaware corporation ("Webster") and MECH Financial, Inc., a Connecticut corporation ("MECH").

     WHEREAS, the Boards of Directors of Webster and MECH have determined that it is advisable and in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein in which MECH will, subject to the terms and conditions set forth herein, merge with and into Webster, with Webster being the Surviving Corporation (as hereinafter defined) (the "Merger");

     WHEREAS, prior to the consummation of the Merger, Webster and MECH will respectively cause Webster Bank ("Webster Bank"), a federally chartered savings bank and wholly owned subsidiary of Webster, and Mechanics Savings Bank, a Connecticut-chartered savings bank and wholly-owned subsidiary of MECH ("MS Bank"), to enter into a merger agreement, in the form attached hereto as Exhibit A (the "Bank Merger Agreement"), providing for the merger (the "Bank Merger") of MS Bank with and into Webster Bank, with Webster Bank being the "Surviving Bank" of the Bank Merger, and the Bank Merger to be consummated immediately after consummation of the Merger;

     WHEREAS, as an inducement to Webster to enter into this Agreement, MECH will enter into an option agreement, in the form attached hereto as Exhibit B (the "Option Agreement"), with Webster immediately following the execution of this Agreement pursuant to which MECH will grant Webster an option to purchase, under certain circumstances, an aggregate of 994,150 newly issued shares of common stock, par value $.01 per share, of MECH ("MECH Common Stock") upon the terms and conditions therein contained; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                  THE MERGER

     1.1  The Merger.

     Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL") and the State of Connecticut Business Corporations Act, as amended (the "Connecticut Corporation Law"), at the Effective Time (as defined in Section 1.2 hereof), MECH shall merge into Webster, with Webster being the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger. Upon consummation of the Merger, the corporate existence of MECH shall cease, and the Surviving Corporation shall continue to exist as a Delaware corporation.

     1.2  Effective Time.

     The Merger shall become effective on the date and at the time set forth in the certificate of merger (the "Certificate of Merger"), substantially in the form attached as Exhibit C hereto, which shall be filed with the Secretaries of State of the States of Connecticut and Delaware on or before the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

     1.3  Effects of the Merger.

     At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL and Sections 33-820 and 33-821 of the Connecticut Corporation Law.

     1.4  Conversion of MECH Common Stock.

          (a) At the Effective Time, subject to Sections 1.4(b), 1.4(c), 1.4(d) and 8.1(h) hereof, each share of MECH Common Stock issued and outstanding prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for 1.52 shares of Webster common stock, par value $.01 per share ("Webster Common Stock"). The number of shares of Webster Common Stock to be exchanged for each share of MECH Common Stock issued and outstanding is hereinafter referred to as the "Exchange Ratio."

          (b) All of the shares of MECH Common Stock converted into Webster Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of MECH Common Stock shall thereafter represent the right to receive (i) the number of whole shares of Webster Common Stock and (ii) cash in lieu of fractional shares into which the shares of MECH Common Stock represented by such Certificate have been converted pursuant to Section 1.4(a) and Section 1.4(d) hereof. Certificates previously representing shares of MECH Common Stock shall be exchanged for certificates representing whole shares of Webster Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest
thereon.   If, prior to the Effective Time, Webster should split or combine the
Webster Common Stock, or pay a dividend or other distribution in such common stock, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

          (c) At the Effective Time, all shares of MECH Common Stock that are owned by MECH as treasury stock and all shares of MECH Common Stock that are owned directly or indirectly by Webster or MECH or any of their respective Subsidiaries (other than shares of MECH Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Webster Common Stock which are similarly held, whether held directly or indirectly by Webster or MECH, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of MECH Common Stock held by Webster or MECH or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of MECH Common Stock, and shares of Webster Common Stock which are similarly held, whether held directly or indirectly by Webster or MECH, being referred to herein as "DPC Shares")) shall be canceled and shall cease to exist and no stock of Webster or other consideration shall be delivered in exchange therefor. All shares of Webster Common Stock that are owned by MECH or MS Bank (other than Trust Account Shares and DPC Shares) shall become treasury stock of Webster.

          (d) Certificates for fractions of shares of Webster Common Stock will not be issued. In lieu of a fraction of a share of Webster Common Stock, each holder of MECH Common Stock otherwise entitled to a fraction of a share of Webster Common Stock shall be entitled to receive an amount of cash equal to (i) the fraction of a share of the Webster Common Stock to which such holder would otherwise be entitled, multiplied by (ii) the actual market value of the Webster Common Stock, which shall be deemed to be the average of the daily closing prices per share for Webster Common Stock for the fifteen consecutive trading days on which shares of Webster Common Stock are actually traded (as reported on the Nasdaq Stock

Market National Market System) ending on the third trading day preceding the Closing Date. Following consummation of the Merger, no holder of MECH Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

          (e) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of MECH Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by shareholders who have properly objected within the meaning of Sections 33-855 through 33-872 of the Connecticut Corporation Law (the "Objecting Shares"), shall not be converted into the right to receive shares of Webster Common Stock, unless and until such shareholders shall have failed to perfect or shall have effectively withdrawn or lost their right of payment under applicable law. If any such shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right of payment, each share of MECH Common Stock held by such shareholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, shares of Webster Common Stock pursuant to Section 1.4(a) hereof.

          (f) MECH shall give Webster (i) prompt notice of any objections filed pursuant to Section 33-861 of the Connecticut Corporation Law received by MECH, withdrawals of such objections and any other instruments served in connection with such objections pursuant to the Connecticut Corporation Law and received by MECH and (ii) the opportunity to direct all negotiations and proceedings with respect to objections under the Connecticut Corporation Law consistent with the obligations of MECH thereunder. MECH shall not, except with the prior written consent of Webster, (x) make any payment with respect to any such objection, (y) offer to settle or settle any such objections or (z) waive any failure to timely deliver a written objection in accordance with the Connecticut Corporation Law, subject to MECH's legal duties and obligations thereunder.

          (g) For purposes of this Agreement, references to Webster Common Stock shall be deemed to include, where appropriate, references to the right to receive shares of Webster's Series C Participating Preferred Stock pursuant to the Rights Agreement, dated as of February 5, 1996, as amended, between Webster and American Stock Transfer & Trust Company.

     1.5  Options.

     At the Effective Time, each option granted by MECH to purchase shares of MECH Common Stock which is outstanding and unexercised immediately prior thereto shall be converted automatically into an option to purchase shares of Webster Common Stock in an amount and at an exercise price determined as provided below and otherwise subject to the terms of the Employee Stock Ownership Plan, the 1996 Mechanics Savings Bank Officer Stock Option Plan and the 1996 Mechanics Savings Bank Director Stock Option Plan (the "MECH Stock Plans");

          (1) The number of shares of Webster Common Stock to be subject to the option immediately after the Effective Time shall be equal to the product of the number of shares of MECH Common Stock subject to the option immediately before the Effective Time, multiplied by the Exchange Ratio, provided that any fractional shares of Webster Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

          (2) The exercise price per share of Webster Common Stock under the option immediately after the Effective Time shall be equal to the exercise price per share of MECH Common Stock under the option immediately before the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

The adjustment provided herein shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The duration and other terms of the option immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to MECH or MS Bank in the MECH Stock Plans (and the corresponding references in the option agreement documenting such option) shall be deemed to be references to Webster or Webster Bank, as applicable. Nothing herein shall be construed as preventing option holders from exercising the same before the Effective Time in accordance with the terms thereof.

     1.6  Certificate of Incorporation.

     At the Effective Time, the Certificate of Incorporation of Webster, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

     1.7  Bylaws.

     At the Effective Time, the Bylaws of Webster, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

     1.8  Directors and Officers.

     At the Effective Time, the directors and officers of Webster immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation. As of the Effective Time, Webster shall cause Webster Bank to amend its bylaws to increase the size of its Board of Directors by one member, and thereupon Webster shall invite Edgar C. Gerwig to serve as an additional member (the "New Member") of the Board of Directors of Webster Bank for a period to terminate no earlier than the annual meeting of Webster stockholders next following the third anniversary of the Effective Time; provided, however, that Webster Bank shall have no obligation to invite Mr. Gerwig to serve on Webster Bank's Board of Directors if Mr. Gerwig is not both President of MECH and a member in good standing of MECH's Board of Directors immediately prior to the Effective Time. Additionally, as of the Effective Time, Webster shall, if necessary, amend its bylaws to increase the size of its Board of Directors by one member. Webster shall appoint Mr. Gerwig to the Board of Directors of the Surviving Corporation to serve as a director for a period to terminate no earlier than at the annual meeting next following the first anniversary of the Effective Time; provided, however, that Webster shall have no obligation to invite Mr. Gerwig to serve on Webster's Board of Directors if Mr. Gerwig is not both President of MECH and a member in good standing of MECH's Board of Directors immediately prior to the Effective Time.

     1.9  Tax Consequences.

     It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Code.

     1.10 Accounting Treatment.

     It is intended that the Merger shall be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP").

                                  ARTICLE II
                              EXCHANGE OF SHARES

     2.1  Webster to Make Shares Available.

     At or prior to the Effective Time, Webster shall deposit, or shall cause to be deposited, with Webster's transfer agent, American Stock Transfer & Trust Company, or such other bank, trust company or transfer agent as Webster may select (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Webster Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Webster Common Stock, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) hereof (collectively, sometimes referred to herein as the "Shares") in exchange for outstanding shares of MECH Common Stock.

     2.2  Exchange of Shares.

          (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Webster Common Stock and the cash in lieu of fractional shares into which the shares of MECH Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. MECH shall have the right to review both the letter of transmittal and the instructions prior to such documents being finalized. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive promptly in exchange therefor (x) a certificate representing that number of whole shares of Webster Common Stock to which such holder of MECH Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Article I, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

          (b) No dividends or other distributions declared after the Effective Time with respect to Webster Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article
II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Webster Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Webster Common Stock into which his MECH Common Stock shall have been converted.

          (c) If any certificate representing shares of Webster Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Webster Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d) As of the close of business on the day immediately prior to the Effective Time, there shall be no transfers on the stock transfer books of MECH of the shares of MECH Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Webster Common Stock as provided in this Article II.

          (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of MECH for six months after the Effective Time may be returned to Webster. After such funds have been returned to Webster, any shareholders of MECH who have not theretofore complied with this Article II shall thereafter look only to Webster for payment of their shares of Webster Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on Webster Common Stock deliverable in respect of each share of MECH Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Webster, MECH, the Exchange Agent or any other person shall be liable to any former holder of shares of MECH Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Webster, the posting by such person of a bond in such amount as Webster may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Webster Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

     2.3  Disclosure Schedule.

     Prior to the execution and delivery hereof, MECH has delivered to Webster a schedule (the "MECH Disclosure Schedule"), and Webster has delivered to MECH a schedule (the "Webster Disclosure Schedule"), in each case setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Articles III or IV, as applicable, or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of
                                  --------  -------
an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item has had or would have a Material Adverse Effect (as defined in Section 9.13) with respect to such party.

     2.4  Standards.

     No representation or warranty of MECH contained in Article III or of Webster contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of MECH, or
Article IV, in the case of Webster, has had or would be reasonably certain to have a Material Adverse Effect with respect to MECH or Webster, respectively.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF MECH

     MECH hereby makes the following representations and warranties to Webster as set forth in this Article III, each of which is being relied upon by Webster as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of MECH referenced below and thereby required of MECH pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered herewith, are referred to herein as the "MECH Disclosure Schedule."

     3.1  Corporate Organization.

          (a) MECH is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut. MECH has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of its business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary. MECH is duly registered as a bank holding company with the Board of Governors of the Federal Reserve System ("FRB") under the Banking Holding Company Act of 1956, as amended ("BHCA"). The Certificate of Incorporation and Bylaws of MECH, copies of which are included in Section 3.1(a) of the MECH Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

          (b) MS Bank is a Connecticut-chartered savings bank duly organized and validly existing and in good standing under the laws of the state of Connecticut. The deposit accounts of MS Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund (the "BIF") to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by MS Bank. MS Bank, Mechanics Investment Services, Inc. ("MIS") and Mechanics Mortgage Company ("MMC") are the only Subsidiaries of MECH that qualify as a "Significant Subsidiary" as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC"). MS Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of its business conducted by it or the character or the location of any properties or assets owned or leased by it makes such licensing or qualification necessary. The Certificate of Incorporation and Bylaws of each of MS Bank, MIS and MMC, copies of which have previously been delivered to Webster, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

     3.2  Capitalization.

          (a) The authorized capital stock of MECH consists of 15,000,000 shares of MECH Common Stock and 1,000,000 shares of serial preferred stock, par value $.01 per share (the "MECH Preferred Stock"). As of the date hereof, there are (x) 4,995,731 shares of MECH Common Stock issued and outstanding and 251,500 shares of MECH Common Stock are held in MECH's treasury, (y) 460,702 shares of MECH Common Stock reserved for issuance upon exercise of outstanding stock options under the MECH Stock Plans and (z) 994,150 shares of MECH Common Stock reserved for issuance upon exercise of the option to be issued to Webster pursuant to the Option Agreement. As of the date hereof, no shares of MECH Preferred Stock are outstanding. All of the issued and outstanding shares of MECH Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Option Agreement and outstanding options under the MECH Stock Plans, MECH does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of MECH Common Stock or MECH Preferred Stock or any other equity security of MECH or any securities representing the right to purchase or otherwise receive any shares of MECH Common Stock or any other equity security of MECH. The names of the optionees, the date of each option to purchase MECH Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the MECH Stock Plans are set forth in Section 3.2(a) of the MECH Disclosure Schedule. Except as set forth at Section 3.2(a) of the MECH Disclosure Schedule, since December 31, 1998 MECH has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of director or employee stock options granted under the MECH Stock Plans.

          (b) Section 3.2(b) of the MECH Disclosure Schedule sets forth a true, correct and complete list of all direct or indirect Subsidiaries of MECH as of the date of this Agreement. Except as set forth at Section 3.2(b) of the MECH Disclosure Schedule, MECH owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No MECH Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     3.3  Authority; No Violation.

          (a) MECH has full corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of MECH The Board of Directors of MECH has directed that this Agreement and the transactions contemplated hereby be submitted to MECH's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of MECH's shareholders, no other corporate proceedings on the part of MECH (except for matters related to setting the date, time, place and record date for the meeting) are necessary to approve this Agreement or the Option Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and the Option Agreement will be, duly and validly executed and delivered by MECH and (assuming due authorization, execution and delivery by Webster of this Agreement and by Webster of the Option Agreement) will constitute valid and binding obligations of MECH, enforceable against MECH in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

          (b) MS Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of MS Bank and by MECH as the sole shareholder of MS Bank. No other corporate proceedings on the part of MS Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by MS Bank, will be duly and validly executed and delivered by MS Bank and will (assuming due authorization, execution and delivery by Webster Bank) constitute a valid and binding obligation of MS Bank, enforceable against MS Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

          (c) Neither the execution and delivery of this Agreement and the Option Agreement by MECH or the Bank Merger Agreement by MS Bank, nor the consummation by MECH or MS Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by MECH or MS Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of MECH or the Certificate of Incorporation or Bylaws of MS Bank, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws (as defined in Section 9.13) applicable to MECH or MS Bank, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of MECH or MS Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MECH or MS Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

     3.4  Consents and Approvals.

          (a) Except for (i) the filing of applications and notices, as applicable, as to the Merger with the FRB under the BHCA and with the Office of Thrift Supervision ("OTS") under the Home Owners' Loan Act of 1933 ("HOLA") and the Bank Merger Act, as to the Bank Merger with the OTS, (ii) the filing of applications and notices with the Banking Commissioner of the State of Connecticut (the "Connecticut Commissioner"), as well as any other applications and notices to state officials related to the Merger and the Bank Merger (the "State Banking Approvals"), (iii) the filing with the Connecticut Commissioner of an acquisition statement pursuant to Section 36a-184 of the Banking Law of the State of Connecticut prior to the acquisition of more than 10% of MECH Common Stock pursuant to the Option Agreement, if not exempt, (iv) the filing of any required applications or notices with the FDIC and OTS as to any subsidiary activities of MS Bank which becomes a service corporation or operating subsidiary of Webster Bank and approval of such applications and notices, (v) the filing with the SEC of a registration statement on Form S-4 to register the shares of Webster Common Stock to be issued in connection with the Merger (including the shares of Webster Common Stock that may be issued upon the exercise of the options referred to in Section 1.5 hereof), which will include the proxy statement/prospectus to be used in soliciting the approval of MECH's shareholders at a meeting to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement/Prospectus"), (vi) the filing of the Certificate of Merger with the Secretary of State of Connecticut pursuant to the Connecticut Corporation Law; (vii) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (viii) the filing of the Bank Merger Agreement with the OTS and the Secretary of State of Connecticut, (ix) such filings and approval as may be required to be made or obtained under the securities or "Blue Sky" laws of various states or with Nasdaq (or such other exchange as may be applicable), (x) the filing of the required application and notices to National Association of Securities Dealers, Inc. ("NASD") regarding the change of control of MIS and (x) such filings, authorizations or approvals as may be set forth in Section 3.4(a) of the MECH Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity"), or with any third party are necessary in connection with (1) the execution and delivery by MECH of this Agreement and the Option Agreement, (2) the consummation by MECH of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by MS Bank of the Bank Merger Agreement, (4) the consummation by MECH of the Option Agreement; and (5) the consummation by MS Bank of the Bank Merger and the transactions contemplated thereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a material adverse effect on the ability of Webster to consummate the transactions contemplated hereby.

          (b) MECH hereby represents to Webster that it has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

     3.5  Loan Portfolio; Reports.

          (a) Except as set forth at Section 3.5 of the MECH Disclosure Schedule, as of December 31, 1998 and thereafter through and including the date of this Agreement, MECH, MS Bank nor any of their Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), with any director, officer or five percent or greater shareholder of MECH or MS Bank, or any Affiliated Person (as defined in Section 9.13) of the foregoing.

          (b) MECH, MS Bank and each of their Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with (i) the FRB, (ii) the FDIC, (iii) the Connecticut Commissioner and any other state banking commissions or any other state regulatory authority (each a "State Regulator"), (iv) the SEC and (v) any other self-regulatory organization ("SRO"). Except for normal examinations conducted by a regulatory agency in the regular course of the business of MECH and any Subsidiary, no Governmental Entity is conducting, or has conducted at any time subsequent to December 31, 1997, any proceeding or investigation into the business or operations of MECH or any Subsidiary.

     3.6  Financial Statements; Exchange Act Filings; Books and Records.

     MECH has previously delivered to Webster true, correct and complete copies of the consolidated statements of position of MECH and its Subsidiaries as of December 31 for the fiscal years 1996, 1997 and 1998 and the related consolidated statements of earnings, shareholders' equity and cash flows for the fiscal years 1996, 1997 and 1998, inclusive, as reported in MECH's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of MECH's independent public accountants, and the interim financial statements of MECH as of and for the nine months ended September 30, 1999, as included in the quarterly report on Form 10-Q for the period ended September 30, 1999 as filed with the SEC. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section
6.8 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of MECH and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be prepared in accordance with generally accepted accounting principles consistently applied during the periods involved ("GAAP"), except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. MECH's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and all reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since January 1, 1998 comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and MECH has previously delivered or made available to Webster true, correct and complete copies of such reports. The books and records of MECH and each of its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

     3.7  Broker's Fees.

     Neither MECH, MS Bank, any of their Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement, except that MECH has engaged, and will pay a financial advisor's fee to Keefe, Bruyette & Woods, Inc.. ("KBW") in accordance with the terms of a letter agreement between KBW and MECH, dated July 6, 1999 a true, complete and correct copy of which is attached at Section 3.7 of the MECH Disclosure Schedule. Such fee to KBW is the only fee, commission or other expense to be incurred by or on behalf of MECH, MS Bank or any Subsidiary with respect to any financial advisor, broker or finder in connection with the Merger and the transactions contemplated thereby.

     3.8  Absence of Certain Changes or Events.

          (a) Except as set forth at Section 3.8(a) of the MECH Disclosure Schedule, or as disclosed in MECH's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, since December 31, 1998 (i) neither MECH nor any Subsidiary has incurred any material liability, except as contemplated by the Agreement or in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.13) on MECH.

          (b) Since December 31, 1998 MECH and each of its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

     3.9  Legal Proceedings.

          (a) Except as set forth at Section 3.9(a) of the MECH Disclosure Schedule, neither MECH, MS Bank nor any of their Subsidiaries is a party to any, and there are no pending or to the knowledge of MECH, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against MECH, MS Bank or any Subsidiary in which, to the knowledge of MECH or any Subsidiary, there is a reasonable probability of any material recovery against or other material effect upon MECH or any Subsidiary or which challenge the validity or propriety of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement and as to which there is a reasonable probability of success.

          (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon MECH, MS Bank or any of their Subsidiaries, or the assets of MECH, MS Bank or any of their Subsidiaries.

     3.10 Taxes and Tax Returns.

          (a) Each of MECH, MS Bank and their Subsidiaries have duly filed all Tax Returns, as hereinafter defined, required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provision (or will make provision) on the financial statements referred to in Sections 3.6 and 6.8 hereof in accordance with GAAP for the payment of all material Taxes, as hereinafter defined, which have been incurred or are due or claimed to be due from it by Taxing Authorities, as hereinafter defined, on or prior to the date hereof other than Taxes (a) which (x) are not yet delinquent or (y) are being contested in good faith and set forth in Section 3.10(a) of the MECH Disclosure Schedule and
(b) which have not been finally determined. All liability with respect to the Tax Returns of MECH and any Subsidiary has been satisfied for all years to and including 1998. The Internal Revenue Service ("IRS") has not notified MECH of, or otherwise asserted, that there are any material deficiencies with respect to the federal income Tax Returns of MECH subsequent to 1993. There are no material disputes pending, or claims asserted for, Taxes or assessments upon MECH or any Subsidiary, nor has MECH or any Subsidiary been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income Tax Return for any period. In addition, Tax Returns which are accurate and complete in all material respects have been filed by MECH and each Subsidiary for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and the amounts shown on such Tax Returns to be due and payable have been paid in full or adequate provision therefor in accordance with GAAP has been (or will be) included by MECH in the financial statements referred to in Sections 3.6 and 6.8 hereto. All MECH Tax Returns have been examined by the relevant Taxing Authorities, or closed without audit by applicable statutes of limitations, and all deficiencies proposed as a result of such examinations have been paid or settled, for all periods before and including the taxable year ended 1993. Neither MECH nor any Subsidiary has consented to any waiver or extension of any statute of limitations with respect to any Tax. Neither MECH nor any Subsidiary has made an election under Section 341(f) of the IRC. MECH has provided or made available to Webster complete and correct copies of its and its Subsidiaries' Tax Returns and all material correspondence and documents, if any, relating directly or indirectly to taxes for each taxable year or other relevant period as to which the applicable statute of limitations has not run on the date hereof. For this purpose, "correspondence and documents" include, without limitation, amended Tax Returns, claims for refunds, notices from Taxing Authorities of proposed changes or adjustments to Taxes or Tax Returns, consents to assessment or collection of Taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and requests therefor, and all other written communications to or from Taxing Authorities relating to any material Tax liability of MECH or MS Bank. MECH will not be a "foreign person" as that term is used in (S) 1.1445-2 of the Treasury Regulations promulgated under the IRC. MS Bank is not a "United States real property holding corporation" within the meaning of (S) 897 of the IRC and was not a "United States real property holding corporation" on any "determination date" (as defined in (S) 1.897-2(c) of such Regulations) that occurred during any relevant period.

          (b)  For purposes of this Agreement:

          "Tax" means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

          "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

          "Taxing Authority" means  any:

               (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

               (ii) federal, state, local, municipal, foreign, or other government;

               (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

               (iv)  multi-national organization or body; or

               (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     3.11 Employee Plans.

          (a) Section 3.11(a) of the MECH Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), arrangement or agreement that is maintained or contributed to as of the date of this Agreement, or that has within the last six years been maintained or contributed to, by MECH or any Subsidiary or any other entity which together with MECH would be deemed a "single employer" within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c) or (m) or under which MECH or any Subsidiary has any liability (collectively, the "Plans").

          (b) MECH has heretofore delivered or made available to Webster true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last five years, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) the current summary plan description and any summaries of material modification, (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding five plan years, (v) all agreements with fiduciaries and service providers relating to the Plan, and (vi) all substantive correspondence relating to any such Plan addressed to or received from the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.

          (c) Except as set forth at Section 3.11 (c) of the MECH Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) no such Plan is subject to Title IV of ERISA, (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of MECH or any Subsidiary beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Law, (x) benefits under a Plan that is a "qualified plan," for purposes of
Section 401(a) of the Code, (y) deferred compensation benefits under a Plan that are accrued as liabilities on the books of MECH or any Subsidiary, or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by MECH or any Subsidiary that has not been satisfied in full, and no condition exists that presents a material risk of MECH or any Subsidiary incurring a material liability thereunder, (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by MECH or any Subsidiary as of the Effective Time with respect to each Plan and all other liabilities of each such entity with respect to each Plan, in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither MECH nor any Subsidiary has engaged in a transaction in connection with which MECH or any Subsidiary could be subject to either a civil penalty assessed pursuant to Section

409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) to the knowledge of MECH, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto, and (x) all Plans could be terminated as of the Effective Time without any liability materially in excess of the amounts accrued with respect to such Plans on the financial statements referenced in Section 3.2 hereof and, for the purposes of Section 7.2(a) hereof, on the financial statements referred to in Section 6.8 hereof,
(xi) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by MECH or any Subsidiary that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a "parachute payment" within the meaning of Code Section 280G, (xii) no Plan is subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.

     3.12  Certain Contracts.

           (a) Except as set forth at Section 3.12 of the MECH Disclosure Schedule, neither MECH nor any Subsidiary is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Webster, MECH, MS Bank, Webster Bank or any of their respective Subsidiaries to any director, officer or employee of MECH or any Subsidiary, (iii) which materially restricts the conduct of any line of business by MECH or any Subsidiary, (iv) with or to a labor union or guild (including any collective bargaining agreement) or (v) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement or the Bank Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Bank Merger Agreement (including as to this clause (v), any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan). Except as set forth at Section 3.12 of the MECH Disclosure Schedule, there are no employment, consulting and deferred compensation agreements to which MECH or any of its Subsidiaries is a party. Section 3.12 of the MECH Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K) of MECH and each of its Subsidiaries. Each contract, arrangement or commitment of the type described in this Section 3.12(a), whether or not set forth in Section 3.12 of the MECH Disclosure Schedule, is referred to herein as a "MECH Contract," and neither MECH nor any Subsidiary has received notice of, any violation of any MECH Contract by MECH.

           (b) (i) Each MECH Contract is valid and binding and in full force and effect, (ii) MECH and its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each MECH Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of MECH or any Subsidiary under any such MECH Contract.

     3.13  Agreements with Governmental Agencies.

     Neither of MECH nor any Subsidiary is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.13 of the MECH Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has MECH or any Subsidiary been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     3.14  State Takeover Laws; Certificate of Incorporation.

     The Board of Directors of MECH has approved the offer of Webster to enter into this Agreement, the Bank Merger Agreement and the Option Agreement, and has approved MECH entering into this Agreement, the Bank Merger Agreement and the Option Agreement, and the transactions contemplated thereby, such that under applicable law and MECH's Certificate of Incorporation the only vote of MECH shareholders necessary to consummate the transactions contemplated hereby (including the Bank Merger and issuance under the Option Agreement) is the approval of a majority of all votes entitled to be cast by the holders of the outstanding shares of MECH Common Stock.

     3.15  Environmental Matters.

           (a) Each of MECH and each of its Subsidiaries is in compliance in all respects with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Material (as hereinafter defined), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, except for such matters as would not individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on MECH or any of its Subsidiaries or materially impair their ability to consummate the transactions contemplated by this Agreement.

           (b) There is no suit, claim, action, proceeding, investigation or notice pending, or to the knowledge of MECH or any of its Subsidiaries, threatened, in which MECH or any of its Subsidiaries has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices, is threatened to be, named as a defendant or, to the knowledge of MECH or any of its Subsidiaries, threatened with respect to past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice (x) for alleged noncompliance (including by any predecessor), with any environmental law, rule or regulation or (y) relating to any release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by MECH or any Subsidiary, except for such matters as would not individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on MECH or any Subsidiary or materially impair their ability to consummate the transactions contemplated by this Agreement;

           (c) To the knowledge of MECH or any Subsidiary, during the period of MECH's or any Subsidiary's ownership or operation of any of its properties, there has not been any release of Hazardous Material in, on, under or affecting any such property.

           (d) To the knowledge of MECH and any of its Subsidiaries, neither MECH nor any of its Subsidiaries has made or participated in any loan to any person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged noncompliance as to any property securing such loan with any environmental law, rule or regulation, or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such person on any property securing such loan.

           (e) For purposes of this Section 3.15, the term "Hazardous Material" means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.

           (f) Except as set forth at Section 3.15 of the MECH Disclosure Schedule, no real property owned or leased by MECH or any of its Subsidiaries as other real estate owned ("OREO") or otherwise, or owned or controlled by MECH or any Subsidiary as a trustee or fiduciary meets the statutory criteria of an "Establishment" as that term is defined pursuant to Section 22a-134(3) of the General Statutes of Connecticut.

     3.16  Reserves for Losses.

     All reserves or other allowances for possible losses reflected in MECH's most recent financial statements referred to in Section 3.6 complied with all Laws and are adequate under GAAP. Neither of MECH or MS Bank has been notified by the FRB, the FDIC, the Connecticut Commissioner or MECH's independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of MECH or MS Bank in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the FRB, the FDIC, the Connecticut Commissioner or MECH's independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of MECH or MS Bank. MECH has previously furnished Webster with a complete list of all extensions of credit and OREO that have been classified by any bank or trust examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. MECH agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Section 8.1. All OREO held by MECH or MS Bank is being carried net of reserves at the lower of cost or net realizable value.

     3.17  Properties and Assets.

     Section 3.17 of the MECH Disclosure Schedule lists as of the date of this Agreement (i) all real property owned by MECH and any Subsidiary; (ii) each real property lease, sublease or installment purchase arrangement to which MECH or any Subsidiary is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which MECH or any Subsidiary is a party; and (iv) all items of MECH's or any Subsidiary's tangible personal property and equipment with a book value of $50,000 or more or having any annual lease payment of $25,000 or more. Except for (a) items reflected in MECH's consolidated financial statements as of December 31, 1998 referred to in Section
3.6 hereof, (b) exceptions to title that do not interfere materially with MECH's or any Subsidiary's use and enjoyment of owned or leased real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in Section 3.6 above), (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since December 31, 1998, and (e) items listed in Section 3.17 of the MECH Disclosure Schedule, MECH and its Subsidiaries have good and, as to owned real property, marketable and insurable, title to all their properties and assets, free and clear of all liens, claims, charges and other encumbrances. MECH and its Subsidiaries, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them, and neither MECH nor any Subsidiary has experienced any material uninsured damage or destruction with respect to such properties since December 31, 1998. All properties and assets used by MECH and any of its Subsidiaries are in good operating condition and repair suitable for the purposes for which they are currently utilized and comply in all material respects with all Laws relating thereto now in effect or scheduled to come into effect. MECH and its Subsidiaries enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which MECH or its Subsidiaries are a party are valid and binding obligations in accordance with the terms thereof. Neither MECH nor any Subsidiary is in default with respect to any such lease, and there has occurred no default by MECH or any Subsidiary or event which with the lapse of time or the giving of notice, or both, would constitute a material default under any such lease. There are no Laws, conditions of record, or other impediments which interfere with the intended use by MECH or any Subsidiary of any of the property owned, leased, or occupied by them.

     3.18  Insurance.

     Section 3.18 of the MECH Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by MECH and its Subsidiaries, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds (or other insurance policies and bonds that have, from time to time, in respect of the nature of the risks insured against and amount of coverage provided, been substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of MECH and its Subsidiaries, as the case may be) are in full force and effect and have been in full force and effect. As of the date hereof, neither MECH nor any Subsidiary has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by MECH and it Subsidiaries is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of MECH and its Subsidiaries, as the case may be, and is sufficient for compliance by MECH and its Subsidiaries with all requirements of Law and agreements to which MECH or its Subsidiaries is subject or is party. True, correct and complete copies of all such policies and bonds reflected at Section
3.18 of the MECH Disclosure Schedule, as in effect on the date hereof, have been delivered to Webster.

     3.19  Mechanics Investment Services, Inc.

     MIS is a wholly owned subsidiary of MS Bank, and is a corporation duly organized and validly existing under the laws of the State of Connecticut. MIS has the full corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of its business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary. MIS is a licensed broker/dealer with the NASD and in all states where the nature of its operations requires it to be so licensed, and is registered with the SEC as an investment advisor under the Investment Advisors Act of 1940, as amended. MIS has complied in all material respects with all applicable federal, state, local, self-regulatory and foreign laws, statutes, ordinances, rules and regulations, and is not in violation in any material respect of, and has not received any notices of violation with respect to, its respective certificate or articles of incorporation or bylaws or other charter or organizational documents, or any federal, state, local, self-regulatory or foreign statute, law, ordinance, rule or regulation applicable to the conduct of its business or the ownership or operation of its business.

     3.20  Compliance with Applicable Laws.

     Each of MECH, MS Bank and their Subsidiaries has complied with all laws applicable to it or to the operation of its business. Neither MECH nor any Subsidiary has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

     3.21  Loans.

     As of the date hereof:

           (a) All loans owned by MECH, MS Bank or MMC, or in which MECH, MS Bank or MMC has an interest, comply with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

           (b) All loans owned by MECH, MS Bank or MMC , or in which MECH, MS Bank or MMC has an interest, have been made or acquired in accordance with board of director-approved loan policies and all of such loans are collectible, except to the extent reserves have been made against such loans in MECH's consolidated financial statements at September 30, 1999 referred to in Section 3.6 hereof. Each of MECH, MS Bank and MMC holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by MECH, MS Bank and MMC are with full recourse to the borrowers (except as set forth at Section 3.21 of the MECH Disclosure Schedule), and each of MECH, MS Bank and MMC has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth at Section 3.21 of the MECH Disclosure Schedule, all loans purchased or originated by MECH, MS Bank or MMC and subsequently sold by MECH, MS Bank or MMC have been sold without recourse to MECH, MS Bank or MMC and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of each of October 31 and November 30, 1999 prepared by MECH, MS Bank and MMC which reports include all loans delinquent or otherwise in default, have been furnished to Webster. True, correct and complete copies of the currently effective lending policies and practices of MECH, MS Bank and MMC also have been furnished to Webster.

           (c) Except as set forth at Section 3.21(c) of the MECH Disclosure Schedule each outstanding loan participation sold by MECH, MS Bank or MMC was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including MECH, MS Bank or MMC) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to MECH, MS Bank or MMC for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. MECH, MS Bank and MMC have properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

           (d) MECH, MS Bank and MMC have properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it.

           (e) Section 3.21(e) of the MECH Disclosure Schedule sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other person covered by Regulation O of the FRB.

     3.22  Affiliates.

     Each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of MECH is listed at Section 3.22 of the MECH Disclosure Schedule, and each such person has delivered to Webster, concurrently with the execution of this Agreement, a stockholder agreement in the form of Exhibit D hereto (the "MECH Stockholder Agreement"). The MECH Stockholder Agreement has been duly and validly executed and delivered by each person that is a party thereto and, assuming due authorization, execution and delivery by Webster, constitutes the valid and binding obligation of such person, enforceable against such person in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     3.23  Ownership of Webster Common Stock.

     Except as set forth at Section 3.23 of the MECH Disclosure Schedule, neither MECH nor any of its directors, officers, 5% or greater shareholders or affiliates (as used above in Section 3.22) (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of outstanding capital stock of Webster (other than those agreements, arrangements or understandings specifically contemplated hereby).

     3.24  Year 2000 Compliance.

     MECH, MS Bank and MIS have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order to be substantially Year 2000 compliant on or before the end of 1999, and MECH does not expect the future cost of addressing such issues to be material. None of MECH, MS Bank or MIS has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance. MECH, MS Bank and MIS are in compliance with all guidelines provided by the FDIC and the Federal Financial Institution's Examination Council regarding Year 2000 issues, except for such noncompliance as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on MECH, MS Bank or MIS, or materially impair their ability to consummate the transactions contemplated by this Agreement.

     3.25  Intellectual Property.

     Neither MECH nor any Subsidiary has any material undisclosed liability with respect to (i) patents, trademarks, trade names, service marks, copyrights and any applications therefor, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs and applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used in the business of MECH or any Subsidiary or (ii) licenses, sublicenses and other agreements as to which MECH or any Subsidiary is a party and pursuant to which MECH or any Subsidiary is authorized to use any third party patents, trademarks or copyrights, including software which are incorporated in, or form a part of any MECH or any Subsidiary product.

     3.26  MECH Information.

     The information relating to MECH and its Subsidiaries to be provided by MECH to be contained in the Proxy Statement/Prospectus (defined below) and the Registration Statement (defined below) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for the portions thereof relating solely to Webster or any of its Subsidiaries, as to which MECH makes no representation or warranty) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     3.27 Fairness Opinion.

     MECH has received an oral opinion from KBW to be confirmed in writing to the effect that, in its opinion, the consideration to be paid by Webster to stockholders of MECH pursuant to this Agreement is fair to such holders of MECH Common Stock from a financial point of view ("Fairness Opinion") and KBW has consented to the inclusion of the written Fairness Opinion in the Registration Statement.

                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF WEBSTER

     Webster hereby makes the following representations and warranties to MECH as set forth in this Article IV, each of which is being relied upon by MECH as a material inducement to enter into and perform this Agreement.

     4.1  Corporate Organization.

          (a) Webster is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Webster has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary. Webster is duly registered as a savings and loan holding company with the OTS under the HOLA. The Certificate of Incorporation and Bylaws of Webster, copies of which have previously been made available to MECH, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

          (b) Webster Bank is a federal savings bank chartered by the OTS under the laws of the United States with its main office in the State of Connecticut. Webster Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary. The Charter and Bylaws of Webster Bank, copies of which have previously been made available to MECH, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

     4.2  Capitalization.

          (a) The authorized capital stock of Webster consists of 200 million shares of Webster Common Stock, of which 37,944,859 shares were issued (net of 408,565 shares held in the treasury) at November 30, 1999 and 3,000,000 shares of serial preferred stock, par value $.01 per share ("Webster Preferred Stock"), 14,000 of which are designated as Series C Preferred Stock, none of which were outstanding at November 30, 1999. At such date, there were options outstanding to purchase 2,222,909 shares of Webster Common Stock. All of the issued and outstanding shares of Webster Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and upon issuance in accordance with the terms hereof, the Shares will be duly authorized and validly issued, and fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth above, Webster does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Webster Common Stock or Webster Preferred Stock or any other equity of Webster or any securities representing the right to purchase or otherwise receive any shares of Webster Common Stock or Webster Preferred Stock, other than pursuant to the Webster Rights Agreement.

          (b) All of the outstanding shares of Webster Bank Common Stock are owned by Webster free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof.

     4.3  Authority; No Violation.

          (a) Webster has full corporate power and corporate authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Webster. No other corporate proceedings on the part of Webster are necessary to approve this Agreement or the Option Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and the Option Agreement will be, duly and validly executed and delivered by Webster and (assuming due authorization, execution and delivery by MECH) will constitute valid and binding obligations of Webster, enforceable against Webster in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors' rights and remedies generally.

          (b) Webster Bank has full corporate power and corporate authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of Webster Bank and by Webster as the sole shareholder of Webster Bank. All corporate proceedings on the part of Webster Bank necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Bank Merger Agreement, upon execution and delivery by Webster Bank, will be duly and validly executed and delivered by Webster Bank and (assuming due authorization, execution and delivery by MS Bank) will constitute a valid and binding obligation of Webster Bank, enforceable against Webster Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

          (c) Neither the execution and delivery of this Agreement or the Option Agreement by Webster or the Bank Merger Agreement by Webster Bank, nor the consummation by Webster or Webster Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Webster or Webster Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Webster or the Charter or Bylaws of Webster Bank, as the case may be, or (ii) assuming that the consents and approvals referred to in Section 4.4(a) hereof are duly obtained, (x) violate any Laws applicable to Webster, Webster Bank or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Webster or Webster Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Webster or Webster Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (ii) for such matters as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Webster or Webster Bank or materially impair their ability to consummate the transactions contemplated by the Agreement.

     4.4  Regulatory Approvals.

          (a) Except for (i) the filing of applications and notices, as applicable, as to the Merger and the Bank Merger with the FRB and the OTS and approval of such applications and notices, (ii) the filing of any required applications or notices with the FDIC and the OTS as to any subsidiary activities of MS Bank which becomes a service corporation or operating subsidiary of Webster Bank and approval of such applications and notices, (iii) the State Banking Approvals, (iv) the filing with the Connecticut Commissioner of an acquisition statement pursuant to Section 36a-184 of the Connecticut Banking Law prior to the acquisition of more than 10% of the MECH Common Stock pursuant to the Option Agreement, if not exempt, (v) the filing with the SEC of a registration statement on Form S-4 to register the shares of Webster Common Stock to be issued in connection with the Merger (including the shares of Webster Common Stock that may be issued upon the exercise of the options referred to in Section 1.5 hereof), which will include the Proxy Statement/Prospectus, (vi) the filing of the Certificate of Merger with the Secretary of State of Connecticut pursuant to the Connecticut Corporation Law,
(vii) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (viii) the filing of the Bank Merger Agreement with the OTS and the Secretary of State of Connecticut, and (ix) the filings of the required applications and notices to the NASD, Inc. regarding the change of control of MIS, (x) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states or with Nasdaq (or such other exchange as may be applicable) in connection with the issuance of the shares of Webster Common Stock pursuant to this Agreement, or
(xi) any necessary filing, authorization, approvals or consents of third parties, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Webster of this Agreement and the Option Agreement, (2) the consummation by Webster of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Webster Bank of the Bank Merger Agreement, and (4) the consummation by Webster Bank of the transactions contemplated by the Bank Merger Agreement except for such consents, approvals or filings the failure of which to obtain will not have a material adverse effect on the ability of MECH to consummate the transactions contemplated thereby.

          (b) Webster hereby represents to MECH that it has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 4.4(a) cannot be obtained or granted on a timely basis.

     4.5  Financial Statements; Exchange Act Filings; Books and Records.

     Webster has previously delivered to MECH true, correct and complete copies of the consolidated balance sheets of Webster and its Subsidiaries as of December 31 for the fiscal years 1997 and 1998 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in Webster's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to Webster, and the interim financial statements of Webster as of and for the three months ended September 30, 1998 and 1999, as included in Webster's quarterly report on Form 10-Q for the period ended September 30, 1999, as filed with the SEC. The financial statements referred to in this Section 4.5 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section
6.8 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of Webster and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Webster's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and all subsequently filed reports under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and Webster has previously delivered or made available to MECH true, correct and complete copies of such reports. The books and records of Webster and Webster Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     4.6  Agreements with Governmental Agencies.

     Neither Webster nor any of its affiliates is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Webster, nor Webster Bank been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     4.7  Legal Proceedings.

          (a) Neither Webster nor any of its Subsidiaries is a party to any, and there are no pending or, to Webster's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Webster or any of its Subsidiaries in which, to Webster's knowledge, there is a reasonable probability of any material recovery against or other material effect upon Webster or any of its Subsidiaries or which challenge the validity or propriety of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement as to which there is a reasonable probability of success.

          (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Webster, any of its Subsidiaries or the assets of Webster or any of its Subsidiaries.

     4.8  Webster Information.

     The information relating to Webster and its Subsidiaries to be provided by Webster to be contained in the Proxy Statement/Prospectus and the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for the portions thereof relating solely to MECH or any Subsidiary of MECH, as to which Webster makes no representation or warranty) will comply in all material respects with the provisions of the Securities Act, Exchange Act and the rules and regulations thereunder.

     4.9  Absence of Certain Changes or Events.

          (a) Except as disclosed in Webster's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and all reports subsequently filed by Webster under Sections 13(a), 13(e), 14 or 15(d) of the Exchange Act, true, correct and complete copies of which have previously been delivered or made available to MECH, since December 31, 1998, no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Webster.

           (b) Since December 31, 1998, Webster and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

     4.10  Compliance with Applicable Laws.

     Webster and each Webster Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither Webster nor any Webster Subsidiary has received any notice of any alleged or threatened claim, violation of or liability or potential responsibility under any such Laws that has not heretofore been cured and for which there is no remaining liability.

     4.11  Tax and Accounting Treatment of Merger.

     As of the date of this Agreement, Webster is not aware of any fact or state of affairs that could cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code or to qualify for "pooling-of-interests" accounting treatment.

     4.12  Year 2000.

     None of Webster or any Webster Subsidiary has received, or reasonably expects to receive, a "Year 2000 Deficiency Notification Letter." Webster has made available to MECH a complete and accurate copy of Webster's plan, including an estimate of the anticipated associated costs, for addressing Year 2000 Issues. Between the date of this Agreement and the Effective Time, Webster shall use reasonably best efforts to implement such plan. Webster and its Subsidiaries have complied in all material respects with the "Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness" issued pursuant to section 39 of the Federal Deposit Insurance Act and effective October 15, 1998.

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1   Covenants of MECH

     During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, the Bank Merger Agreement or the Option Agreement or with the prior written consent of Webster, MECH and MS Bank shall carry on their respective businesses in the ordinary course consistent with past practices and consistent with prudent banking practices. MECH will use its reasonable efforts to (x) preserve its business organization and that of its Subsidiary intact, (y) keep available to itself and Webster the present services of the employees of MECH and its Subsidiary and (z) preserve for itself and Webster the goodwill of the customers of MECH and its Subsidiary and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the MECH Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by Webster in writing, MECH shall not, and shall not permit its Subsidiary to:

           (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock (except for the payment of regular quarterly cash dividends by MECH not to exceed $.20 per share on the MECH Common Stock with declaration, record and payment dates corresponding to the quarterly dividends paid by MECH during its fiscal year ended December 31, 1998 and except that its Subsidiary may declare and pay dividends and distributions to MECH); provided, however, that under no circumstances shall MECH declare, set aside or pay any dividends if it would result in the holders of MECH Common Stock receiving more than four cash dividend payments in fiscal 1999 and 2000, when considered with anticipated Webster dividends based on past practice, nor shall MECH be prohibited from declaring, setting aside or paying dividends consistent herewith if the Closing Date is such that holders of MECH Common Stock would receive fewer than four cash dividends in fiscal 1999 and 2000, when considered with anticipated Webster dividends based on past practice it being understood that the parties hereto intend for MECH to pay its regular quarterly cash dividends to shareholders as to any completed fiscal quarter prior to the Effective Time; and provided that MECH is permitted to increase its regular quarterly cash dividend proportionate to any increase by Webster in its regular quarterly cash dividend payment;

          (b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to the MECH Stock Plans in accordance with their present terms, all to the extent outstanding and in existence on the date of this Agreement, and except pursuant to the Option Agreement, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(c) hereof), any shares of the capital stock of MECH or its Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of MECH or its Subsidiary;

          (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of MECH Common Stock pursuant to stock options or similar rights to acquire MECH Common Stock granted pursuant to the MECH Stock Plans and outstanding prior to the date of this Agreement, in each case in accordance with their present terms and (ii) pursuant to the Option Agreement;

          (d) amend its Certificate of Incorporation, Bylaws or other similar governing documents;

          (e) authorize or permit any of its officers, directors, employees or agents to, directly or indirectly, (i) solicit, initiate or encourage any inquiries relating to, or the making of any proposal from, (ii) engage in substantive discussions or negotiations with or (iii) provide any information to, any person, entity or group (other than Webster) concerning any Acquisition Transaction (as defined below). Notwithstanding the foregoing, MECH may provide information in connection with a possible Acquisition Transaction if the Board of Directors of MECH, following receipt of advice of counsel, determined that not to provide such information or participate in such negotiations and discussions could cause the members of such Board to breach their fiduciary duties under applicable laws. MECH shall promptly communicate to Webster the material terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and whether it is providing information in connection with, or which may lead to, an Acquisition Transaction with a third party. MECH will promptly cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Webster with respect to any of the foregoing. As used in this Agreement, Acquisition Transaction shall mean any offer, proposal or expression of interest relating to (I) any tender or exchange offer, (II) merger, consolidation or other business combination involving MECH or any Subsidiary, or (III) the acquisition in any manner of a substantial equity interest in, or a substantial portion of the assets and/or liabilities, out of the ordinary course of business, of, MECH or MS Bank other than the transactions contemplated or permitted by this Agreement, the Bank Merger Agreement and the Option Agreement;

          (f)  make capital expenditures aggregating in excess of $100,000;

          (g)  enter into any new line of business;

          (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with prudent banking practices;

          (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in
Article VII not being satisfied, or in a violation of any provision of this Agreement, the Bank Merger Agreement or the Option Agreement, except, in every case, as may be required by applicable law;

          (j) change its methods of accounting in effect at December 31, 1998 except as required by changes in GAAP or regulatory accounting principles as concurred to by Webster's independent auditors;

          (k) (i) except as required by applicable law or Section 5.5 of this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any other agreement, arrangement, plan or policy between MECH or its Subsidiaries and one or more of its current or former directors, officers, employees or independent contractors; (ii) other than merit or promotional increases (x) in the ordinary course of business consistent with past practices, (y) not to exceed 4% of base pay for individuals who are senior vice presidents or higher and (z) not to exceed 4% of the aggregate MECH payroll as of the date hereof, increase in any manner the compensation of any employee or director or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, (iv) hire any new employee at an annual compensation in excess of $35,000, (vi) pay expenses of any employees or directors for attending conventions or similar meetings which conventions or meetings are held after the date hereof, (vi) promote to a rank of vice president or more senior any employee, or (vii) pay any retention payments to any employees except for retention payments bonuses totaling in the aggregate no more than $150,000; or (viii) make any nondeductible contribution to any Plan. Bonus, commission and other incentive payments may continue to be made in the ordinary course in accordance with past practices to the extent such payments do not jeopardize the pooling-of-interest accounting treatment for the Merger;

          (l) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for Federal Home Loan Bank borrowings in the ordinary course consistent with past practices or to provide for cash needed which results from a Year 2000 extraordinary event;

          (m) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Entity;

          (n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past banking practices;

          (o) make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated Person of MECH or its Subsidiary;

          (p) make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices, including deposit pricing, and which would not change the risk profile of MS Bank based on its existing deposit and lending policies or make any equity investments;

          (q) purchase any loans, except in the ordinary course in accordance with past practices, or sell, purchase or lease any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;

          (r) originate (i) any loans except in accordance with existing lending policies of MS Bank, (ii) residential non-conforming mortgage loans in excess of $400,000, (iii) unsecured consumer loans in excess of $25,000, (iv) commercial business loans in excess of $1,000,000 as to any loan or $1,500,000 in the aggregate as to related loans, or loans to related persons, (v) commercial real estate first mortgage loans in excess of $1,000,000 as to any loan or $1,500,000 in the aggregate as to related loans, or loans to related persons, or (vi) land acquisition loans to borrowers who intend to construct a residence on such land in excess of the lesser of 75% of the appraised value of such land or $100,000, except in each case for loans for which written applications have been received by MS Bank as of the date hereof, as set forth at Section 5.1 of the MECH Disclosure Schedule;

          (s) make any investments in any equity or derivative securities, or any debt securities issued or guaranteed by any municipality or otherwise exempt to any extent from federal, state or local taxation, or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investments in any investment security with a maturity of greater than one year;

          (t)  sell or purchase any mortgage loan servicing rights; or

          (u) agree or commit to do any of the actions set forth in (a) - (t) above.

The consent of Webster to any action by MECH or its Subsidiary that is not permitted by any of the preceding paragraphs shall be evidenced by a writing signed by the Chairman or any Executive Vice President of Webster.

     5.2  Covenants of Webster.

     During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with MECH's prior written consent, Webster shall not, and shall not permit Webster Bank to:

          (a) take any action that will result in any of Webster's representations and warranties set forth in this Agreement being or becoming untrue or any of the conditions to the Merger set forth in Article VII not being satisfied or in violation of any provision of this Agreement, except, in every case, as may be required by applicable Law; or

          (b) take any other action that would materially adversely affect or materially delay the ability of Webster to obtain the Requisite Regulatory Approvals or otherwise materially adversely affect Webster's and Webster Bank's ability to consummate the transactions contemplated by this Agreement.

     5.3  Merger Covenants.

     Notwithstanding that MECH believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, MECH recognizes that Webster may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). In that regard, and in general, from and after the date of this Agreement to the Effective Time, MECH and Webster shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming, based upon such consultation, MECH's loan, accrual and reserve policies to those policies of Webster to the extent appropriate and consistent with the fiduciary duties of MECH's Board of Directors.

     5.4  Compliance with Antitrust Laws.

     Each of Webster and MECH shall use commercially reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under antitrust laws. In the event a suit is threatened or instituted challenging the Merger as violative of antitrust laws, each of Webster and MECH shall use commercially reasonable best efforts to avoid the filing of, or resist or resolve such suit. Webster and MECH shall use commercially reasonable efforts to take such action as may be required: (a) by the OTS, the Connecticut Commissioner, and the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as any of them may have to the Merger under antitrust laws, or (b) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order which has the effect of preventing the consummation of the Merger. Commercially reasonable efforts shall not include, among other things and only to the extent Webster so desires, the willingness of Webster to accept an order agreeing to the divestiture, or the holding separate, of any assets of Webster or MECH.

     5.5  Qualified Plans.

     MECH and its Subsidiary may terminate any of their respective plans that are intended to be "qualified" under Code section 401 to the extent that such termination would not jeopardize the pooling-of-interest accounting treatment in connection with the Merger or the "qualified" status of the applicable plan. If any of the plans are not terminated, prorata proportional accruals may be made to the account of each participant in such plan at the Effective Time, in accordance with the provisions of the plan and in accordance with past practice and in the same proportion as the percentage of a year that has passed as of the Effective Time bears to the full year. For example, if the Effective Time is July 1, 2000, 183 days will have passed, including the day of the Effective Time as a day that has passed, representing 50% of the days in the year 2000. Accordingly, an accrual of 50% of the aggregate annual accrual for the applicable plan may be made at the Effective Time. Nevertheless, no such accruals shall be made to the extent any such accrual jeopardizes the pooling-of-interest accounting treatment of the Merger or the qualified status of the applicable plan.

                                  ARTICLE VI
                             ADDITIONAL AGREEMENTS

     6.1  Regulatory Matters.

          (a) Upon the execution and delivery of this Agreement and availability of Webster financial statements in form required for use on Form S-4, Webster and MECH (as to information to be included therein pertaining to MECH) shall promptly cause to be prepared and

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

filed with the SEC a registration statement of Webster on Form S-4, including the Proxy Statement/Prospectus (the "Registration Statement") for the purpose of registering the Webster Common Stock to be issued in the Merger, and for soliciting the approval of this Agreement and the Merger by the shareholders of MECH. Webster and MECH shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the filing. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to MECH is discovered by MECH which should be set forth in an amendment of, or a supplement to, the Registration Statement, including the Prospectus/Proxy Statement, MECH shall promptly inform Webster, and shall furnish Webster with all necessary information relating to such event whereupon Webster shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of Webster and MECH (if prior to the meeting of shareholders pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to its shareholders entitled to vote at such meeting. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to Webster is discovered by Webster which should be set forth in an amendment of, or a supplement to, the Registration Statement, including the Prospectus/Proxy Statement, Webster shall promptly inform MECH, and Webster shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of Webster and MECH (if prior to the meeting of shareholders pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to its shareholders entitled to vote at such meeting. Webster shall also use reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Bank Merger Agreement and MECH shall furnish all information concerning MECH and the holders of MECH Common Stock as may be reasonably requested in connection with any such action.

          (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger). MECH and Webster shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to MECH and MS Bank or Webster or Webster Bank, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

          (c) MECH shall, upon request, furnish Webster with all information concerning MECH, MS Bank and their directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement or any other statement, filing, notice or application made by or on behalf of Webster to any Governmental Entity in connection with the Merger, the Bank Merger or the other transactions contemplated by this Agreement.

          (d) Webster and MECH shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (defined in Section 7.1(c) hereof) will not be obtained or that the receipt of any such approval will be materially delayed.

     6.2  Access to Information.

          (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, MECH shall accord to the officers, employees, accountants, counsel and other representatives of Webster, access, during normal business hours during the period prior to the Effective Time, to all its, and MS Bank's properties, books, contracts, commitments and records and, during such period, MECH shall make available to Webster (i) a copy of each report, schedule, registration statement and other document filed or received by it (including MS Bank) during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its (including MS Bank) business, properties and personnel as Webster may reasonably request. Webster shall receive notice of the meetings of the MECH and MS Bank Board of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as MECH and MS Bank, as the case may be, representatives to such meetings are required to be provided notice). Up to two representatives of Webster shall be permitted to attend all meetings of the Board of Directors (except for the portion of such meetings which relate to the Merger or an Acquisition Transaction or such other matters deemed confidential ("Confidential Matters") of MECH or MS Bank, as the case may
be) and one representative of Webster may attend such meetings of committees of the Board of Directors and management of MECH and MS Bank which Webster desires. Webster will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement which Webster entered into with MECH dated November 5, 1999 (the "Confidentiality Agreement").

          (b) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Webster shall afford to the officers, employees, accountants, counsel and other representatives of MECH, access, during normal business hours during the period prior to the Effective Time, to such information regarding Webster as shall be reasonably necessary for MECH to fulfill its obligations pursuant to this Agreement or which may be reasonably necessary for MECH to confirm that the representations and warranties of Webster contained herein are true and correct and that the covenants of Webster contained herein have been performed in all material respects. MECH will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

          (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

          (d) MECH shall provide Webster with true, correct and complete copies of all financial and other information provided to directors of MECH and MS Bank in connection with meetings of their Boards of Directors or committees thereof.

          (e) MECH acknowledges that Webster is in or may be in the process of acquiring other businesses, banks and financial institutions and that in connection with such acquisitions, information concerning MECH may be required to be included in the registration statements, if any, for the sale of securities of Webster or in SEC reports in connection with such acquisitions. MECH agrees to provide Webster with any information, certificates, documents or other materials about MECH as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by Webster prior to the Effective Time. MECH shall use its reasonable best efforts to cause its attorneys and accountants to provide Webster and any underwriters for Webster with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. Webster shall reimburse MECH for reasonable expenses thus incurred by MECH should the transactions contemplated by this Agreement be terminated for any reason.

     6.3  Shareholder Meetings.

          (a) MECH shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders within 40 days after the Registration Statement becomes effective for the purpose of voting upon the approval of this Agreement and the Merger (the "Meeting"). Management and the Board of Directors of MECH shall recommend to MECH's shareholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto, and shall oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated hereby, unless the Board of Directors of MECH reasonably determines, based upon the written advice of MECH's legal counsel, that such recommendation or opposition, as the case may be, would constitute a breach of the exercise of its fiduciary duty. MECH and Webster shall coordinate and cooperate with respect to the foregoing matters.

     6.4  Legal Conditions to Merger.

     Each of Webster and MECH shall use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by MECH or Webster in connection with the Merger and the other transactions contemplated by this Agreement.

     6.5  Stock Exchange Listing.

     Webster shall cause the shares of Webster Common Stock to be issued in the Merger and pursuant to options referred to herein to be approved for quotation on the Nasdaq Stock Market National Market System (or such other exchange on which the Webster Common Stock has become listed, or approved for listing) prior to or at the Effective Time.

     6.6  Employees.

          (a) To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting under the 401(k) Plan maintained by Webster or Webster Bank, as applicable and for purposes of eligibility to participate (but not for purposes of benefit accrual) under the defined benefit pension plan maintained by Webster or Webster Bank, as applicable, individuals who are employees of MECH or MS Bank at the Effective Time will be credited with periods of service with MECH or MS Bank before the Effective Time as if such service had been with Webster or Webster Bank, as applicable; provided, however, that if, after the Effective Time, Webster or Webster Bank continues in effect the money purchase pension plan previously maintained by MECH or MS Bank, Webster and Webster Bank shall not be required to cause employees who are covered by such money purchase pension plan to accrue benefits under such defined benefit pension plan with respect to any period for which Webster or Webster Bank makes contributions to such money purchase pension plan, and nothing in this Section 6.6 shall be construed to require any duplication of benefits. Similar service credit shall also be given by Webster or Webster Bank in determining eligibility to participate in vacation and welfare plans provided to such employees of MECH or MS Bank after the Merger. Employees of MECH and MS Bank as of the Effective Time will be immediately eligible to participate in the comprehensive health and welfare plans maintained by Webster or Webster Bank on the same basis that they were eligible to participate in the corresponding plans at MECH or MS Bank immediately before the Effective Time and restrictions under such plans relating to preexisting conditions will be waived for such employees and their covered dependents.

          (b) Following the Effective Time and until such time as Webster in its reasonable discretion and in accordance with applicable law determines that the employees of MECH as of the Effective Time (the "MECH Employees") shall participate in the employee benefits plans and programs provided to similarly situated employees of Webster Bank, the benefits to be provided to the MECH Employees shall be the benefit plans and programs that were provided by MECH to such employees immediately before the Effective Time.

          (c) Following the Merger, Webster agrees that it shall honor the existing written deferred compensation, employment, change of control and severance contracts or plans with directors and employees of MECH and its Subsidiaries that are specifically listed at Section 6.6 of the MECH Disclosure Schedule; provided, however, that in making the foregoing agreement, except as otherwise required by law, Webster will honor such contracts only to the extent that none of such deferred compensation, employment, change of control and severance contracts, nor any other Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by MECH or its Subsidiary that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a "parachute payment" within the meaning of Code Section 280G that is not disclosed in response to Section
3.11 hereof. Webster will cause Webster Bank to offer employment, with reasonably comparable positions and compensation, to all non-managerial branch personnel of MS Bank. Webster will post at MS Bank job openings at Webster or Webster Bank immediately following the execution of this Agreement and will "lease" MECH and MS Bank employees where possible prior to the Effective Time. Webster will cause Webster Bank to offer to employees of MECH and MS Bank who are not retained after the Effective Time opportunities for employment with Webster Bank as vacancies occur, subject to the employees' qualifications for positions that may become available. Webster recognizes that MS Bank's senior officers have valuable knowledge, experience and familiarity with MS Bank's operations. In order to take advantage of such value, Webster will attempt, by December 17, 1999, in good faith to enter into agreements (which may provide for a period of noncompetition, consulting or employment following the Effective Time, in Webster's sole discretion) with the eight senior officers of MECH who currently have change of control agreements. Employees of MECH or MS Bank as of the Effective Time who are not retained by Webster or Webster Bank for a period of one year after the Effective Time, and who are not otherwise covered by employment or change in control agreements, will be eligible to receive severance benefits provided by MECH, MS Bank, Webster or Webster Bank before the date hereof whichever provides greater benefits to the employee. A copy of the MSB Severance Plan is attached hereto as Schedule 6.6(c).

     6.7  Indemnification.

          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of MECH (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of MECH or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and defend against and respond thereto to the extent permitted by applicable law and the Certificate of Incorporation and Bylaws of MECH. It is understood and agreed that after the Effective Time, Webster shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law and the Certificate of Incorporation and Bylaws of Webster as in effect on the date hereof (subject to change as required by law), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement ("Damages") in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Webster; provided, however, that
(1) Webster shall have the right to assume the defense thereof and upon such assumption Webster shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Webster elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Webster and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Webster, and Webster shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Webster shall be obligated pursuant to this paragraph to pay for only one firm of counsel for each Indemnified Party, (3) Webster shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), and (4) Webster shall not be obligated pursuant to this paragraph to the extent that a final judgment determines that any Damages are as a result of the gross negligence or willful misconduct or result from a decision made by the Indemnified Party when the Indemnified Party had no good faith belief that he or she was acting in the best interests of MECH. Webster shall have no obligation to advance expenses incurred in connection with a threatened or pending action, suit or preceding in advance of final disposition of such action, suit or proceeding, unless (i) Webster would be permitted to advance such expenses pursuant to the DGCL and Webster's Certificate of Incorporation or Bylaws, and
(ii) Webster receives an undertaking by the Indemnified Party to repay such amount if it is determined that such party is not entitled to be indemnified by Webster pursuant to the DGCL and Webster's Certificate of Incorporation or Bylaws. Any Indemnified Party wishing to claim indemnification under this
Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Webster thereof; provided, however, that the failure to so notify shall not affect the obligations of Webster under this Section 6.7 except to the extent such failure to notify materially prejudices Webster. Webster's obligations under this Section 6.7 continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

          (b) Webster shall purchase for the benefit of the persons serving as executive officers and directors of MECH immediately prior to the Effective Time, directors' and officers' liability insurance coverage for three years after the Effective Time, under either MECH's policy in existence on the date hereof, or under a policy of similar coverage and amounts containing terms and conditions which are generally not less advantageous than Webster's current policy, and in either case, with respect to acts or omissions occurring prior to the Effective Time which were committed by such executive officers and directors in their capacity as such ("Tail Insurance"), provided, however, that Webster shall not be required to expend more than 200% of the current amount expended by MECH to maintain or procure insurance coverage pursuant hereto.

     6.8   Subsequent Interim and Annual Financial Statements.

     As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth fiscal quarter, as to which the time period shall be 90 days), Webster will deliver to MECH and MECH will deliver to Webster their respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, as filed with the SEC under the Exchange Act. Each party shall deliver to the other any Current Reports on Form 8-K promptly after filing such reports with the SEC.

     6.9   Additional Agreements.

     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, or the constituent banks to the Bank Merger, as the case may be, the proper officers and directors of each party to this Agreement and Webster's and MECH's Subsidiaries shall take all such necessary action as may be reasonably requested by Webster.

     6.10  Advice of Changes.

     Webster and MECH shall promptly advise the other party of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by MECH with the covenants set forth in Section 5.1 hereof.

     6.11  Current Information.

     During the period from the date of this Agreement to the Effective Time, MECH will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Webster and to report the general status of the ongoing operations of MECH.
MECH will promptly notify Webster of any material change in the normal course of business or in the operation of the properties of MECH and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving MECH, and will keep Webster fully informed of such events.

     6.12  Execution and Authorization of Bank Merger Agreement.

     Prior to the Effective Time, (a) Webster and MECH each shall execute and deliver the Certificate of Merger substantially in the form at Exhibit C, and
(b) Webster and MECH each shall cause Webster Bank and MS Bank, respectively, to execute and deliver the Bank Merger Agreement, in substantially the form at Exhibit A.

     6.13  Change in Structure.

     Webster may elect to modify the structure of the transactions contemplated by this Agreement as noted herein so long as (i) there are no material adverse federal income tax consequences to the MECH shareholders as a result of such modification, (ii) the consideration to be paid to the MECH shareholders under this Agreement is not thereby changed or reduced in kind or amount, and (iii) such modification will not be reasonably likely to delay materially or jeopardize receipt of any required regulatory approvals. In the event that Webster elects to change the structure of the Merger, the Bank Merger or any other transactions contemplated hereby, the parties agree to modify this Agreement and the various exhibits hereto, or enter into any other agreements, to reflect such revised structure. In such event, Webster shall prepare appropriate amendments to this Agreement and the exhibits hereto, or other documents, for execution by the parties hereto. Webster and MECH agree to cooperate fully with each other to effect such amendments or other documents.

     6.14  Transaction Expenses of MECH.

           (a) For planning purposes, MECH shall, within 15 days from the date hereof, provide Webster with its estimated budget of transaction-related expenses reasonably anticipated to be payable by MECH in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals. MECH shall promptly notify Webster if or when it determines that it will expect to exceed its budget.

           (b) Promptly after the execution of this Agreement, MECH shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. MECH shall accrue and/or pay all of such amounts which are actually due and owing as soon as possible.

           (c) MECH shall advise Webster monthly of all out-of-pocket expenses which MECH has incurred in connection with this transaction.

           (d) Webster, in reasonable consultation with MECH, shall make all arrangements with respect to the printing and mailing of the Proxy Statement/Prospectus. MECH shall, if Webster reasonably deems necessary, also engage a proxy solicitation firm to assist in the solicitation of proxies for the meeting. MECH agrees to cooperate as to such matters.

     6.15  Further Actions of MECH.

     Upon the written request of Webster, MECH shall, within 5 business days of the date of such written request, demand payment of, or cause MS Bank to demand payment of, any and all loans (to the extent identified by Webster) of MECH or MS Bank, as the case may be, which loans are (or should have been) set forth at Sections 3.5(a) or 3.21(e) of the MECH Disclosure Schedule, and which loans are secured or collateralized in any way by MECH Common Stock.

     6.16  Publication of Earnings

     Webster shall use its best efforts to publish as promptly as reasonably practicable, but in no event later than 45 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as completed by and in accordance with the terms of SEC Accounting Series Release No. 135.

                                  ARTICLE VII
                             CONDITIONS PRECEDENT

     7.1  Conditions to Each Party's Obligation To Effect the Merger.

     The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)  Shareholder Approvals.

               (i) This Agreement, including the Certificate of Merger, and the Merger shall have been approved and adopted by the affirmative vote of the holders of at least majority of the outstanding shares of MECH Common Stock entitled to vote thereon.

          (b)  Stock Exchange Listing.

          The shares of Webster Common Stock which shall be issued in the Merger (including the Webster Common Stock that may be issued upon exercise of the options referred to in Section 1.5 hereof) upon consummation of the Merger shall have been authorized for quotation on the Nasdaq Stock Market National Market System (or such other exchange on which the Webster Common Stock may become listed).

          (c)  Other Approvals.

          All regulatory approvals from Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"). No Requisite Regulatory Approval shall contain a non-customary condition that Webster reasonably determines to be burdensome or otherwise alter the benefits for which it bargained in this Agreement.

          (d)  Registration Statement.

          The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e)  No Injunctions or Restraints; Illegality.

          No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions (an "Injunction") contemplated by this Agreement or the Certificate of Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

          (f)  Federal Tax Opinion.

          Webster and MECH shall have received from Hogan & Hartson L.L.P., Webster's special counsel, an opinion in form and substance reasonably satisfactory to Webster and MECH, substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the time of such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and, to the extent such counsel deems necessary or appropriate, may rely upon representations made in certificates of officers of MECH, Webster, their respective affiliates and others. The parties hereby agree that this condition shall not be subject to waiver following receipt of MECH shareholder approval of this Agreement.

          (g)  Pooling of Interests.

          Webster shall have received (i) advice of KPMG LLP, independent accountants, within two weeks of the date hereof, to the effect that the Merger will be accounted for as a pooling of interests, and (ii) as of the Effective Time, a written opinion of each of KPMG LLP to the effect that the Merger will be accounted for as a pooling-of-interests. Webster will inform MECH in writing within three weeks hereof if KPMG LLP has not provided the advice or indicated such advice is not favorable for the availability of pooling-of-interests in connection with the Merger.

     7.2  Conditions to Obligations of Webster.

     The obligation of Webster to effect the Merger is also subject to the satisfaction or waiver by Webster at or prior to the Effective Time of the following conditions:

          (a)  Representations and Warranties.

          The representations and warranties of MECH set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Such determination shall be made as if there were no materiality qualifications in such representations and warranties. Webster shall have received a certificate signed on behalf of MECH by each of the President and Chief Executive Officer and the Chief Financial Officer of MECH to the foregoing effect.

          (b)  Performance of Covenants and Agreements of MECH.

          MECH shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Webster shall have received a certificate signed on behalf of MECH by each of the President and Chief Executive Officer and the Chief Financial Officer of MECH to such effect.

          (c)  Consents under Agreements.

          (i) The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c) hereof) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of MECH under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except for those, the failure of which to obtain, will not result in a Material Adverse Effect on the Surviving Corporation.

          (ii) The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c) hereof) whose consent or approval shall be required in order to permit the succession by the Surviving Bank pursuant to the Bank Merger to any obligation, right or interest of MS Bank under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained except for those, the failure of which to obtain, will not result in a Material Adverse Effect on the Surviving Bank.

          (d)  No Pending Governmental Actions.

          No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (e)  No Material Adverse Change.

          There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of MECH or its Subsidiary (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or would have a Material Adverse Effect on MECH

          (f)  Legal Opinion.

          Webster shall have received the opinion of Tyler, Cooper and Alcorn, counsel to MECH, dated the Closing Date, as to matters set forth at Exhibit E. As to any matter in such opinion which involves matters of fact, such counsel may rely upon the certificates of officers and directors of MECH and of public officials, reasonably acceptable to Webster.

     7.3  Conditions to Obligations of MECH.

     The obligation of MECH to effect the Merger is also subject to the satisfaction or waiver by MECH at or prior to the Effective Time of the following conditions:

          (a)  Representations and Warranties.

          The representations and warranties of Webster set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Such determination shall be made as if there were no materiality qualifications in such representations and warranties. MECH shall have received a certificate signed on behalf of Webster by each of the President and the Chief Financial Officer of Webster to the foregoing effect.

          (b)  Performance of Covenants and Agreements of Webster.

          Webster shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. MECH shall have received a certificate signed on behalf of Webster by each of the President and the Chief Financial Officer of Webster to such effect.

          (c)  Consents under Agreements.

          The consent or approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Webster is a party or is otherwise bound shall have been obtained.

          (d)  No Pending Governmental Actions.

          No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (e)  Legal Opinion.

          MECH shall have received the opinion of Hogan & Hartson L.L.P., special counsel to Webster, dated the Closing Date, as to the authorization, validity and non-assessibility of the Webster Common Stock to be issued pursuant to this Agreement. As to any matter in such opinion which involves matters of fact, such counsel may rely upon the certificates of officers and directors of Webster and of public officials and opinions of local counsel, reasonably acceptable to MECH.

          (f)  No Material Adverse Change.

          There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of Webster or any Webster Subsidiary (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or would have a Material Adverse Effect on Webster.

                                 ARTICLE VIII
                           TERMINATION AND AMENDMENT

     8.1  Termination.

     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of MECH or Webster, if applicable:

          (a) by mutual consent of Webster and MECH in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b)  by either Webster or MECH upon written notice to the other party
(i) 30 days after the date on which any request or application for a Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Regulatory Approval, unless within the 30-day period following such denial or withdrawal the parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing or an amended application, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b), if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (c) by either Webster or MECH if the Merger shall not have been consummated on or before August 31, 2000, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d) by either Webster or MECH (provided that the terminating party is not in breach of its obligations under Section 6.3 hereof) if the approval of the shareholders of MECH hereto required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

          (e) by either Webster or MECH (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to have a Material Adverse Effect on the breaching party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

          (f) by either Webster or MECH (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

          (g) by Webster, if the management of MECH or its Board of Directors, for any reason, (i) fails to call and hold within 40 days of the effectiveness of the Registration Statement a meeting of MECH's shareholders to consider and approve this Agreement and the transactions contemplated hereby, (ii) fails to recommend to shareholders the approval of this Agreement and the transactions contemplated hereby, (iii) fails to oppose any third party proposal that is inconsistent with the transactions contemplated by this Agreement or (iv) violates Section 5.1(e) of this Agreement;

          (h) by the Board of Directors of MECH, upon written notice to Webster at any time during the ten-day period commencing two days after the Determination Date (as defined below), if both of the following conditions are satisfied:

               (i)  the Average Closing Price shall be less than the product of
0.80 and the Starting Price; and

               (ii) (A) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Webster Ratio") shall be less than (B) the quotient obtained by dividing the Average Index Price by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (ii)(B) (such number being referred to herein as the "Index Ratio");

subject, however, to the following provisions. If MECH elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Webster; provided, however, that such notice of election to termination may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Webster shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (A) the product of 0.80, the Starting Price and the Exchange Ratio (as then in effect) by (B) the Average Closing Price, and (ii) the quotient obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Webster Ratio. If Webster makes such an election within such five-day period, it shall give prompt written notice to New England of such election and of the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.1(h) (and corresponding a corresponding modification shall be made to the Maximum Share Amount).

          For purposes of this Section 8.1(h), the following terms shall have the meanings indicated:

          "Average Closing Price" means the average of the daily last sale prices of Webster Common Stock as reported on Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive full trading days in which such shares are traded on Nasdaq ending at the close of trading on the Determination Date.

          "Average Index Price" means the average of the Index Prices for the twenty consecutive full trading days ending at the close of trading on the Determination Date.

          "Determination Date" means the date on which the approval of the OTS required for consummation of the Merger shall be received.

          "Index Group" means the bank and savings and loan holding companies to be mutually agreed upon, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company shall be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price.

          "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the companies comprising the Index Group.

          "Starting Date" means the last full day on which Nasdaq was open for trading prior to the execution of this Agreement.

          "Starting Price" shall mean the last sale price per share of Webster Common Stock on the Starting Date, as reported on Nasdaq (as reported in The
                                                                         ---
Wall Street Journal or, if not reported therein, in another mutually agreed upon
-------------------
authoritative source).

          If Webster or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

          (i) by Webster if MECH has complied with Section 5.1(e) above, and has given written notice to Webster that MECH has agreed to enter into an Acquisition Transaction other than as contemplated hereby; provided, however, that such termination under this Section 8.1(i) shall not be effective unless and until MECH shall have complied with the expense and breakup fee provisions of Section 9.3 below, and shall have acknowledged in the written notice to be provided in accordance herewith that the Option granted pursuant to the Option Agreement shall then be exercisable in accordance with terms thereof.

     8.2  Effect of Termination.

     In the event of termination of this Agreement by either Webster or MECH as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except (i) the last sentences of Sections 6.2(a) and 6.2(b) and Sections 8.2, 9.2 and 9.3 hereof shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this

Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

     8.3  Amendment.

     Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of MECH; provided, however, that after any approval of the transactions contemplated by this Agreement by MECH's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to MECH shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4  Extension; Waiver.

     At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE IX
                              GENERAL PROVISIONS

     9.1  Closing.

     Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. at the main offices of Webster on (i) the fifth day after the last Requisite Regulatory Approval and shareholder approvals are received and all applicable waiting periods have expired, or (ii) such other date, place and time as the parties may agree (the "Closing Date").

     9.2  Nonsurvival of Representations, Warranties and Agreements.

     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     9.3  Expenses; Breakup Fee.

     All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that all filing and other fees paid to the SEC, the Connecticut Commissioner and the OTS in connection with this Agreement shall be borne by Webster. Except as set forth in the next sentence, in the event that this Agreement is terminated by either Webster or MECH by reason of a material breach pursuant to Sections 8.1(e) or (f) hereof or by Webster or MECH pursuant to Section 8.1(g) hereof, the other party shall pay all documented, reasonable costs and expenses up to $1,500,000 incurred by the terminating party in connection with this Agreement and the transactions contemplated hereby. In the event that this Agreement is terminated by Webster under Section 8.1(d) by reason of MECH shareholders not having given any required approval and there shall have been prior to the meeting of MECH stockholders a "Third Party Public Event" (as defined below), MECH shall pay all documented, reasonable costs and expenses up to $1,500,000 incurred by Webster in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $3,000,000. For purposes of this Section 9.3, a "Third Party Public Event" shall refer to any of the following events: (i) any person (as defined at Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder), other than Webster or any Webster Subsidiary, shall have made a bona fide proposal to MECH or, by a public announcement or written communication that is or becomes the subject of public disclosure, to MECH's stockholders to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than Webster or any Webster Subsidiary shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act, with respect to a tender offer or exchange offer to purchase any shares of MECH Common Stock such that, upon consummation of such offer, such person would have beneficial ownership of 10.0% or more of the then outstanding shares of MECH Common Stock); or (ii) any director, officer, 5% or greater stockholder or affiliate of MECH shall have, by any means which becomes the subject of public disclosure, communicated opposition to this Agreement, the Merger or other transactions contemplated hereby, or otherwise takes action to influence the vote of MECH stockholders against this Agreement, the Merger and the transactions contemplated hereby. In the event this Agreement is terminated by Webster by reason of a willful material breach pursuant to Sections 8.1(e) or (f) hereof, MECH shall pay all documented, reasonable costs and expenses up to $1,500,000 incurred by Webster in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $3.0 million. In the event that this Agreement is terminated by Webster under Section 8.1(i) by reason of MECH having agreed to enter into an Acquisition Transaction other than as contemplated hereby, MECH shall pay all documented, reasonable costs and expenses up to $1,500,000 incurred by Webster in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $3.0 million.

     9.4  Notices.

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Webster, to:
               Webster Financial Corporation
               Webster Plaza
               145 Bank Street
               Waterbury, Connecticut 06702
               Attn.:  Chief Executive Officer

               with copies (which shall not constitute notice) to:

               Hogan & Hartson L.L.P.
               Columbia Square
               555 Thirteenth Street, N.W.
               Washington, DC 20004-1109
               Attn.:  Stuart G. Stein, Esq.

               and

               Webster Financial Corporation
               Webster Plaza
               145 Bank Street
               Waterbury, Connecticut 06702
               Attn.:  General Counsel

               and

          (b)  if to MECH, to:
               MECH Financial, Inc.
               100 Peal Street
               Hartford, CT 06103
               Attn.:  Chief Executive Officer

               with a copy (which shall not constitute notice) to:

               Tyler Cooper & Alcorn, LLP
               City Place, 35th Floor
               Hartford, Connecticut 06103-3488
               Attn:  William W. Bouton, III, Esq.

     9.5  Interpretation.

     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     9.6  Counterparts.

     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.7  Entire Agreement.

     This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, the Certificate of Merger, the Option Agreement and the MECH Stockholder Agreement.

     9.8  Governing Law.

     This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law rules.

     9.9   Enforcement of Agreement.

     The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.10  Severability.

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.11  Publicity.

     Except as otherwise required by law or the rules of the Nasdaq Stock Market National Market System (or such other exchange on which the Webster Common Stock may become listed), so long as this Agreement is in effect, neither Webster nor MECH shall, or shall permit any of Webster's or MECH's Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, the Certificate of Merger, the Option Agreement or the MECH Stockholder Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     9.12  Assignment; Limitation of Benefits.

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

     9.13  Additional Definitions.

     In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

     "Affiliated Person":  any director, officer or 5% or greater shareholder,
      -----------------
spouse or other person living in the same household of such director, officer or shareholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 5% or greater shareholder, general partner or 5% or greater trust beneficiary.

     "Knowledge" or "knowledge": with respect to any entity, refers to the
      ---------      ---------
knowledge of such entity's directors and officers in the ordinary course of their duties in such positions.

     "Laws":  any and all statutes, laws, ordinances, rules, regulations,
      ----
orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

     "Material Adverse Effect":  with respect to Webster or MECH, as the case
      -----------------------
may be, means a condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the financial condition, results of operations, business or properties of Webster or MECH (other than as a result of (i) changes in laws or regulations or accounting rules of general applicability or interpretations thereof, or (ii) decreases in capital under Financial Accounting Standards No. 115 attributable to general changes in interest rates), or (B) the ability of Webster or MECH to perform its obligations under, and to consummate the transactions contemplated by, this Agreement, the Certificate of Merger and, in the case of MECH, the Option Agreement.

     "Subsidiary" or "Subsidiaries," as applicable:  with respect to any party
      --------------------------------------------
means any corporation, partnership or other organization, whether incorporated or unincorporated, which is either directly or indirectly majority owned by such party, or consolidated with such party for financial reporting purposes.

                           [SIGNATURES PAGE FOLLOWS]

     IN WITNESS WHEREOF, Webster and MECH have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                             WEBSTER FINANCIAL CORPORATION
ATTEST:

By:        /s/ Harriet Munrett Wolfe         By:        /s/ James C. Smith
    ---------------------------------            -------------------------------
    Name:  Harriet Munrett Wolfe                 Name:  James C. Smith
    Title: Senior Vice President,                Title: Chairman and Chief
           General Counsel and                          Executive Officer
           Secretary

                                             MECH FINANCIAL, INC.


ATTEST:

By:        /s/ Thomas M. Wood                By:        /s/ Edgar C. Gerwig
    ---------------------------------            -------------------------------
    Name:  Thomas M. Wood                        Name:  Edgar C. Gerwig
    Title: Executive Vice President              Title: Chairman, President and
                                                        Chief Executive Officer

                                                                       Exhibit A
                                                                       ---------

                            ARTICLES OF COMBINATION
                                      and
                             BANK MERGER AGREEMENT


          These Articles of Combination and Bank Merger Agreement (this "Bank Merger Agreement") are made and entered into this __ day of _______, 2000 by and between Webster Bank, a federally chartered savings bank ("Webster Bank"), and Mechanics Savings Bank, a Connecticut chartered savings bank and a wholly owned subsidiary of MECH Financial, Inc., a Connecticut corporation ("MECH") (the "Subsidiary Bank").

                                  WITNESSETH

          WHEREAS, Webster Financial Corporation, a Delaware corporation ("Webster") and MECH, have entered into an Agreement and Plan of Merger, dated as of December 1, 1999 (the "Agreement");

          WHEREAS, pursuant to the Agreement, Webster will acquire MECH through a merger of MECH with and into Webster, and thereafter the Subsidiary Bank will merge with and into Webster Bank, with Webster Bank the surviving bank;

          WHEREAS, Webster Bank has issued and has outstanding 1,000 shares of common stock, par value $.01 per share ("Webster Bank Common Stock"), and Subsidiary Bank has issued and outstanding ______ shares of capital stock, par value $____ per share (the "Subsidiary Bank Capital Stock"); and

          WHEREAS, all of the issued and outstanding shares of Webster Bank Common Stock and all of the issued and outstanding shares of the Subsidiary Bank Capital Stock, have been voted in favor of the respective merger of the Subsidiary Bank with and into Webster Bank.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Agreement, the parties hereto do mutually agree, intending to be legally bound, as follows:

                                   ARTICLE 1
                                  DEFINITIONS

          Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     1.1 "Bank Merger" shall refer to the merger of the Subsidiary Bank with and into Webster Bank as provided in Section 2.1 of this Bank Merger Agreement.

     1.2 "Effective Time" shall mean the date and time at which the Bank Merger contemplated by this Bank Merger Agreement becomes effective as provided in
Section 2.2 hereof.

     1.3 "Merging Banks" shall collectively refer to the Subsidiary Bank and Webster Bank.

     1.4  "OTS" shall mean the Office of Thrift Supervision.

     1.5 "Surviving Bank" shall refer to Webster Bank as the surviving bank in the Bank Merger. The location of the home office and other offices of the Surviving Bank shall be as set forth at Annex 1 hereto.
                                        -------

                                   ARTICLE 2
                           TERMS OF THE BANK MERGER

     2.1  The Bank Merger

          (a) Subject to the terms and conditions set forth in the Agreement at the Effective Time, the Subsidiary Bank shall be merged with and into Webster Bank pursuant to 12 U.S.C. (S)(S) 1467a(s), 1815(d)(3) and 1828(c), Section
552.13 of the rules and regulations of the OTS promulgated thereunder, and pursuant to Section 36a-126(b) of the Banking Law of Connecticut. Webster Bank shall be the Surviving Bank in the Bank Merger and shall continue to be regulated by the OTS.

          (b) As a result of the Bank Merger, (i) each share of Subsidiary Bank Capital Stock issued and outstanding immediately prior to the Effective Time shall be canceled and (ii) each share of Webster Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding immediately after the Effective Time.

          (c) The Bank Merger shall have the effects set forth at 12 C.F.R. (S) 552.13(l) and Section 36a-126(b) of the Banking Law of Connecticut.

     2.2  Effective Time

          The Bank Merger shall become effective as of the date specified in the endorsement of this Bank Merger Agreement, as the Articles of Combination, by the Corporate Secretary of the OTS. The Bank Merger shall not be effective unless and until approved by the OTS and all other "Governmental Entities" as contemplated by the Agreement, including the "Connecticut Commissioner."

     2.3  Name of the Surviving Bank

          The name of the Surviving Bank shall be "Webster Bank."

     2.4  Charter

          On and after the Effective Time, the federal stock charter, as amended, of Webster Bank in effect immediately prior to the Effective Time shall be the federal stock charter of the Surviving Bank, until further amended in accordance with applicable law.

     2.5  By-Laws

          On and after the Effective Time, the by-laws, as amended, of Webster Bank in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Bank, until further amended in accordance with applicable law.

     2.6  Directors and Officers

          On and after the Effective Time, until changed in accordance with the federal stock charter and by-laws of the Surviving Bank, the directors and officers of the Surviving Bank shall be the directors and officers of Webster Bank immediately prior to the Effective Time plus one additional director, ______________, previously a director of the Subsidiary Bank. The directors and officers of the Surviving Bank shall hold office in accordance with the federal stock charter and by-laws of the Surviving Bank. The number, names and residence addresses, and terms of directors of the Surviving Bank are as set forth at Annex 2 hereto.
                                   -------

     2.7  Savings Accounts

          The savings accounts of the Surviving Bank issued after the Effective Time shall be issued on the same basis as savings accounts had been issued by Webster Bank prior to the Bank Merger.

                                   ARTICLE 3
                                 MISCELLANEOUS

     3.1  Amendments

          To the extent permitted by law, this Bank Merger Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

     3.2  Successors

          This Bank Merger Agreement shall be binding on the successors of Webster Bank and the Subsidiary Bank.

     3.3  Counterparts

          This Bank Merger Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and each of which shall be deemed to be an original, and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

                        [Signatures on following pages]

          In accordance with the procedures set forth in the rules and regulations of the OTS and other applicable law, Webster Bank and the Subsidiary Bank have caused this Bank Merger Agreement to be executed by their duly authorized representatives on the date indicated.


                                       WEBSTER BANK
ATTEST:


By:_________________________________   By:______________________________________
   Harriet Munrett Wolfe                  James C. Smith
   Senior Vice President, Counsel         Chairman, Chief Executive Officer and
    and Secretary

                                          MECHANICS SAVINGS BANK
ATTEST:


By:_________________________________      By:_________________________________
   Name:____________________________         Name:____________________________
   Title:___________________________         Title:___________________________


The Board of Directors of Mechanics Savings Bank:

____________________________________      ____________________________________
Name:_______________________________      Name:_______________________________


____________________________________      ____________________________________
Name:                                     Name:


____________________________________      ____________________________________
Name:                                     Name:


____________________________________      ____________________________________
Name:                                     Name:


____________________________________      ____________________________________
Name:                                     Name:


____________________________________      ____________________________________
Name:                                     Name:

          The foregoing Articles of Combination have been filed with the Corporate Secretary of the Office of Thrift Supervision, and endorsed pursuant to Section 552.13(j) of the Rules and Regulations for Federal Stock Associations (12 C.F.R. (S) 552.13(j)), to be effective at 4:30 p.m. on _______ __, 2000.

                                    OFFICE OF THRIFT SUPERVISION
                                    Department of the Treasury


                                    By:________________________________
                                       Nadine Y. Washington
                                       Corporate Secretary

                                                                       Exhibit B

                               OPTION AGREEMENT

                      THE TRANSFER OF THE OPTION GRANTED
             BY THIS AGREEMENT IS SUBJECT TO RESALE RESTRICTIONS.

     This OPTION AGREEMENT, dated as of December 1, 1999 (this "Agreement"), is entered into between MECH FINANCIAL, INC., a Connecticut corporation ("Issuer"), and WEBSTER FINANCIAL CORPORATION, a Delaware corporation ("Grantee").

                                  WITNESSETH:

          WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of December 1, 1999 (the "Plan"), which was executed by the parties thereto prior to the execution of this Agreement; and

          WHEREAS, as a condition and inducement to Grantee's entering into the Plan and in consideration therefor, Issuer has agreed to grant Grantee the Option (as defined below).

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Plan, the parties hereto agree as follows:

     SECTION 1. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 994,150 fully paid and nonassessable shares common stock, par value $.01 per share of Issuer ("Issuer Common Stock") (which number of shares is equal to 19.99% of the total number of outstanding shares of Issuer Common Stock on the date hereof), at a price per share equal to $34.50 (the "Initial Price"); provided, however, that in the event Issuer issues or agrees to issue any additional shares of Issuer Common Stock (other than shares issued upon the exercise of options outstanding as of the date of the Plan in accordance with their terms pursuant to existing stock option plans), or grants one or more options to purchase additional shares of Issuer Common Stock at a price less than the Initial Price, as adjusted pursuant to Section 5(b) hereof, such price shall be equal to such lesser price (such price, as adjusted, is hereinafter referred to as the "Option Price"). The number of shares of Issuer Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     SECTION 2. (a) Grantee may exercise the Option, in whole or part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided, however, that the Option shall terminate and be of no further force and effect upon the earliest to occur of the following events (which are collectively referred to as an "Exercise Termination Event"):

            (i)   The time immediately prior to the Effective Time;

            (ii)  12 months after the first occurrence of a Purchase Event;

            (iii) 12 months after the termination of the Plan following the occurrence of a Preliminary Purchase Event (as defined below), unless clause (vii) of this Section 2(a) is applicable;

            (iv) upon the termination of the Plan, prior to the occurrence of a Purchase Event or Preliminary Purchase Event, by Issuer pursuant to Sections 8.1(e) or (f) of the Plan, both parties pursuant to Section 8.1(a) of the Plan, or by either party pursuant to Section 8.1(b), (c) or (h) of the Plan;

            (v) 18 months after the termination of the Plan, by either party pursuant to Section 8.1(d) of the Plan based on the required vote of Issuer's shareholders not being received;

            (vi) 18 months after the termination of the Plan, by Grantee pursuant to Section 8.1(e) or (f) thereof as a result of a breach by Issuer, unless such breach was willful or intentional; or

            (vii) 24 months after the termination of the Plan, by Grantee pursuant to Section 8.1(e) or (f) thereof as a result of a willful or intentional breach by Issuer, or by Grantee pursuant to Section 8.1(g) or
     (i) of the Plan.

          (b) The term "Preliminary Purchase Event" shall mean any of the following events or transactions occurring on or after the date hereof and prior to an Exercise Termination Event:

                  (i) Issuer or any of its subsidiaries without having received Grantee's prior written consent, shall have entered into any letter of intent or definitive agreement to engage in an Acquisition Transaction (as defined below) with any person (as defined below) other than Grantee or any of its subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction with any Person (as the term "person" is defined in Section 3(a)9 and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder) other than Grantee or any Grantee Subsidiary. For purposes of this Agreement "Acquisition Transaction" shall mean (x) a merger, acquisition, consolidation or other business combination involving Issuer or any subsidiary of Issuer, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer or any subsidiary of Issuer, (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of Beneficial Ownership (as the term "beneficial ownership" is defined in Regulation 13d-3(a) of the Exchange Act) of securities representing 10.0% or more of the voting power of Issuer; provided, however, that "Acquisition Transaction" shall not include a transaction entered into after the termination of the Plan in which the Issuer is the surviving entity, if in connection with such transaction, no person acquires Beneficial Ownership of 10.0% or more of the total voting power of the Issuer to be outstanding after giving effect to such transaction and in which the aggregate voting power of Issuer acquired by all persons is less than 15% of the total voting power of Issuer;

                  (ii) Any Person (other than Grantee, any Grantee Subsidiary or any current affiliate of Issuer) shall have acquired Beneficial Ownership of 10.0% or more of the outstanding shares of Issuer Common Stock;

                  (iii) (a) Any Person (other than Grantee or any Grantee Subsidiary) shall have made a bona fide proposal to Issuer or, by a public announcement or written communication that is or becomes the subject of public disclosure, to Issuer's shareholders to engage in an Acquisition Transaction (including, without limitation, any situation in which any Person other than Grantee or any Grantee Subsidiary shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filled a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would have Beneficial Ownership of 10.0% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer", respectively)), and (b) the shareholders of Issuer do not approve the Merger, as defined in the Plan, at the Special Meeting, as defined in the Plan;

               (iv) There shall exist a willful or intentional breach under the Plan by Issuer and such breach would entitle Grantee to terminate the Plan;

               (v) The special meeting of Issuers' shareholders held for the purpose of voting on the Plan shall not have been held pursuant to the Plan or shall have been canceled prior to termination of the Plan, or for any reason whatsoever Issuer's Board of Directors shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors, that Issuer's shareholders approve the Plan, or if Issuer or Issuer's Board of Directors fails to oppose any proposal by any Person (other than Grantee or any Grantee Subsidiary); or

               (vi) Any Person (other than Grantee or any Grantee Subsidiary) shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "FRB"), the Federal Deposit Insurance Corporation (the "FDIC"), the Connecticut Banking Commissioner (the "Connecticut Commissioner") or other regulatory or administrative agency or commission (each, a "Governmental Authority") for approval to engage in an Acquisition Transaction.

          (c) The term "Purchase Event" shall mean any of the following events or transactions occurring on or after the date hereof and prior to an Exercise Termination Event:

               (i) The acquisition by any Person (other than Grantee or any Grantee Subsidiary) of Beneficial Ownership (other than on behalf of the Issuer) of 25% or more of the then outstanding Issuer Common Stock;

               (ii)  The occurrence of a Preliminary Purchase Event described in
     Section 2(b)(i) except that the percentage referred to in clause (z) thereof shall be 25%; or

               (iii) The termination of the Plan by Grantee pursuant to Section 8.1(e) or (f) thereof as a result of a willful or intentional breach by Issuer, or by Grantee pursuant to Section 8.1(g) or (i) of the Plan.

          (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event known to Issuer; provided, however, that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

          (e) In the event that Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the "Option Notice," the date of which being hereinafter referred to as the "Notice Date") specifying (i) the total number of shares of Issuer Common Stock it will purchase pursuant to such exercise and (ii) the time (which shall be on a business day that is not less than three nor more than 10 business days from the Notice Date) on which the closing of such purchase shall take place (the "Closing Date"); such closing to take place at the principal office of the Issuer; provided, however, that, if prior notification to or approval of the OTS, the FDIC, the FRB, the Connecticut Commissioner or any other Governmental Authority is required in connection with such purchase (each, a "Notification" or an "Approval," as the case may be), (a) Grantee shall promptly file the required notice or application for approval ("Notice/Application"), (b) Grantee shall expeditiously process the Notice/Application and (c) for the purpose of determining the Closing Date pursuant to clause (ii) of this sentence, the period of time that otherwise would run from the Notice Date shall instead run from the later of (x) in connection with any Notification, the date on which any required notification periods have expired or been terminated and (y) in connection with any Approval, the date on which such approval has been obtained and any requisite waiting period or periods shall have expired. For purposes of
Section 2(a) hereof, any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. On or prior to the Closing Date, Grantee shall have the right to revoke its exercise of the Option by written notice to the Issuer given not less than three business days prior to the Closing Date.

          (f) At the closing referred to in Section 2(e) hereof, Grantee shall pay to Issuer the aggregate purchase price for the number of shares of Issuer Common Stock specified in the Option Notice in immediately available funds by wire transfer to a bank account designated by Issuer; provided, however, that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

          (g) At such closing, simultaneously with the delivery of immediately available funds as provided in Section 2(f) hereof, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Issuer Common Stock specified in the Option Notice and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares of Issuer Common Stock purchasable hereunder.

          (h) Certificates for Issuer Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend substantially as follows:

               The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended, and applicable state securities laws and to certain provisions of an agreement between Webster Financial Corporation and MECH Financial, Inc., dated as of December 1, 1999. A copy of such agreement is on file at the principal office of Webster Financial Corporation, and will be provided to the holder hereof without charge upon receipt by Webster Financial Corporation of a written request therefor.

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission (the "SEC") or Governmental Authority responsible for administering any applicable state securities laws or an opinion of counsel, in form and substance satisfactory to Issuer's counsel, to the effect that such legend is not required for purposes of the Securities Act or applicable state securities laws; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition such certificates shall bear any other legend as may be required by law.

          (i) Upon the giving by Grantee to Issuer of an Option Notice and the tender of the applicable purchase price in immediately available funds on the Closing Date, unless prohibited by applicable law, Grantee shall be deemed to be the holder of record of the number of shares of Issuer Common Stock specified in the Option Notice, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then actually be delivered to Grantee. Issuer shall pay all expenses and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee.

     SECTION 3. Issuer agrees: (i) that it shall at all times until the termination of this Agreement have reserved for issuance upon the exercise of the Option that number of authorized and reserved shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock at any time and from time to time issuable hereunder, all of which shares will, upon issuance pursuant hereto, be duly authorized, validly issued, fully paid, non-assessable, and delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights; (ii) that it will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) that it will seek any necessary shareholder approval that is necessary to exercise the Option; (iv) promptly to take all reasonable action as may from time to time be requested by the Grantee, at Grantee's expense (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S) 18a and regulations promulgated thereunder and (y) in the event prior approval of or notice to the OTS, the FDIC, the FRB, the Connecticut Commissioner or any other Governmental Authority, under the Change in Bank Control Act of 1978, as amended, the Bank Holding Company Act, as amended, or any other applicable federal or state banking law, is necessary before the Option may be exercised, cooperating with Grantee in preparing such applications or notices and providing such information to each such Governmental Authority as it may require in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Issuer Common Stock pursuant hereto; and (v) to take all action provided herein to protect the rights of Grantee against dilution.

     SECTION 4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any agreements and related options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

     SECTION 5. The number of shares of Issuer Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as follows:

          (a) In the event of any change in the type or number of shares of Issuer Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or other issuances of additional shares (other than pursuant to the exercise of the Option), the type and number of shares of Issuer Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Issuer Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Issuer Common Stock that remain subject to the Option shall be increased or decreased (as applicable) so that, after such issuance and together with the shares of Issuer Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Issuer Common Stock), the Option shall equal the sum of 19.9% of the total of the number of shares of Issuer Common Stock then issued and outstanding.

          (b) Whenever the number of shares of Issuer Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Issuer Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Issuer Common Stock purchasable after the adjustment.

     SECTION 6. (a) Upon the occurrence of a Purchase Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee (whether on its own behalf or on behalf of any subsequent holder of the Option (or part thereof) or of any of the shares of Issuer Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement with the SEC, under the Securities Act covering any shares issued and issuable pursuant to the Option and shall use its reasonable best efforts to cause such registration statement to become effective, and to remain current and effective for a period not in excess of one year from the day such registration statement first becomes effective, in order to permit the sale or other disposition of any shares of Issuer Common Stock issued upon total or partial exercise of the Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Grantee shall have the right to demand four such registrations which right shall be transferable. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. In connection with any such registration statement, Issuer and Grantee shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registration. If requested by Grantee in connection with such registration, Issuer and Grantee shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating themselves in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Notwithstanding the foregoing, if Grantee revokes any exercise notice or fails to exercise any Option with respect to any exercise notice pursuant to Section 2(e) hereof, Issuer shall not be obligated to continue any registration process with respect to the sale of Option Shares issuable upon the exercise of such Option and Grantee shall not be deemed to have demanded registration of Option Shares.

          (b) In the event that Grantee requests Issuer to file a registration statement following the failure to obtain any approval required to exercise the Option as described in Section 9 hereof, the closing of the sale or other disposition of the Issuer Common Stock or other securities pursuant to such registration statement shall occur substantially simultaneously with the exercise of the Option.

          (c) Concurrently with the preparation and filing of a registration statement under Section 6(a) hereof, Issuer shall also make all filings required to comply with state securities laws in such number of states as Grantee may reasonably request.

     SECTION 7. (a) Upon the occurrence of a Purchase Event that occurs prior to an Exercise Termination Event, (i) at the request (the date of such request being the "Option Repurchase Request Date") of Grantee, Issuer shall repurchase, subject to compliance with applicable law and out of funds legally available therefor, the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised and (ii) at the request (the date of such request being the "Option Share Repurchase Request Date") of the owner of Option Shares from time to time (the "Owner"), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Issuer Common Stock at which a tender offer or exchange offer therefor has been made after the date hereof and on or prior to the Option Repurchase Request Date or the Option Share Repurchase Request Date, as the case may be, (ii) the price per share of Issuer Common Stock paid or to be paid by any third party pursuant to an agreement with Issuer (whether by way of a merger, consolidation or otherwise), (iii) the average of the 20 highest last sale prices for shares of Issuer Common Stock as reported within the 90-day period ending on the Option Repurchase Request Date or the Option Share Repurchase Request Date, as the case may be, and (iv) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by an investment banking firm selected by Grantee or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be the value determined by an investment banking firm selected by Grantee or the Owner, as the case may be, and reasonably acceptable to Issuer. The investment banking firm's determination shall be conclusive and binding on all parties.

          (b) Grantee or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and/or any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Grantee or the Owner, as the case may be, elects to require Issuer to repurchase the Option and/or the Option Shares in accordance with the provisions of this Section 7.
As promptly as practicable, and in any event within 30 business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price or to the Owner the Option Share Repurchase Price.

          (c) Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory, shareholder and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section 7. Nonetheless, to the extent that Issuer is prohibited under applicable law or regulation from repurchasing any Option and/or any Option Shares in full, Issuer shall promptly so notify Grantee and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to Grantee and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to Section 7(b) hereof is prohibited as referred to above, from delivering to Grantee and/or the Owner, as appropriate, the Option Repurchase Price or the Option Share Repurchase Price, respectively, in full, Grantee or the Owner, as appropriate, may revoke its notice of repurchase of the Option or the Option Shares either in whole or in part whereupon, in the case of a revocation in part, Issuer shall promptly (i) deliver to Grantee and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering after taking into account any such revocation and
(ii) deliver, as appropriate, either (A) to Grantee, a new Agreement evidencing the right of Grantee to purchase that number of shares of Issuer Common Stock equal to the number of shares of Issuer Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Issuer Common Stock covered by the portion of the Option repurchased or, (B) to the Owner, a certificate for the number of Option Shares covered by the revocation.

          (d) Issuer shall not enter into any agreement with any Person (other than Grantee or a Grantee Subsidiary) for an Acquisition Transaction unless the other Person assumes all the obligations of Issuer pursuant to this Section 7 in the event that Grantee or the Owner elects, in its sole discretion, to require such other Person to perform such obligations.

    SECTION 8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into a letter of intent or definitive agreement (i) to consolidate or merge with any Person (other than Grantee or a Grantee Subsidiary), and Issuer shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any Person (other than Grantee or a Grantee Subsidiary) to merge into Issuer, and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or the then outstanding shares of Issuer Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person (other than Grantee or a Grantee Subsidiary) then, and in each such case, such letter of intent or definitive agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below) or (y) any person that controls the Acquiring Corporation (the Acquiring Corporation and any such controlling person being hereinafter referred to as the "Substitute Option Issuer").

          (b) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as is hereinafter defined) as is equal to the market/offer price (as defined in Section 7 hereof) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Option Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

          (c) The Substitute Option shall otherwise have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee, provided, further that the terms of the Substitute Option shall include (by way of example and not limitation) provisions for the repurchase of the Substitute Option and Substitute Common Stock by the Substitute Option Issuer on the same terms and conditions as provided in Section 7 hereof.

          (d)  The following terms have the meanings indicated:

               (i) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving corporation, and (iii) the transferee of all or any substantial part of Issuer's assets.

               (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

               (iii) "Average Price" shall mean the average closing price of a share of Substitute Common Stock for the one-year period immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of Issuer Common Stock issued by Issuer, the corporation merging into Issuer or by any company which controls or is controlled by such merging corporation, as Grantee may elect.

          (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.99% of the shares of Substitute Common Stock outstanding immediately prior to the issuance of the Substitute Option. In the event that the Substitute Option would be exercisable for more than such number of shares of Substitute Common Stock but for this clause (e), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee and the Substitute Option Issuer. In addition, the provisions of Section 5(a) hereof shall not apply to the issuance of any Substitute Option and for purposes of applying Section 5(a) hereof thereafter to any Substitute Option, the percentage referred to in Section 5(a) hereof shall thereafter equal the percentage that the percentage of the shares of Substitute Common Stock subject to the Substitute Option bears to the number of shares of Substitute Common Stock outstanding.

     SECTION 9. Notwithstanding Sections 2, 6 and 7 hereof, if Grantee has given the notice referred to in one or more of such Sections, the exercise of the rights specified in any such Section shall be extended (a) if the exercise of such rights requires obtaining regulatory approvals (including any required waiting periods) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and (b) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise; provided, that in no event shall any closing date occur more than 12 months after the related notice date, and, if the closing date shall not have occurred within such period due to the failure to obtain any required approval by the OTS, the FDIC, the FRB, the Connecticut Commissioner or any other Governmental Authority despite the best efforts of Issuer or the Substitute Option Issuer, as the case may be, to obtain such approvals, the exercise of the rights shall be deemed to have been rescinded as of the related notice date. In the event (a) Grantee receives official notice that an approval of the OTS, the FDIC, the FRB, the Connecticut Commissioner or any other Governmental Authority required for the purchase and sale of the Option Shares will not be issued or granted or (b) a closing date has not occurred within 12 months after the related notice date due to the failure to obtain any such required approval, Grantee shall be entitled to exercise the Option in connection with the concurrent resale of the Option Shares pursuant to a registration statement as provided in Section 6 hereof. Nothing contained in this Agreement shall restrict Grantee from specifying alternative means of exercising rights pursuant to Sections 2, 6 or 7 hereof in the event that the exercising of any such rights shall not have occurred due to the failure to obtain any required approval referred to in this Section 9.

     SECTION 10. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Issuer, enforceable against Issuer in accordance with its terms, subject to any required Governmental Approval, and except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

          (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this

Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, non-assessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

     SECTION 11. (a) Neither of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement or the Option created hereunder to any other Person without the express written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Preliminary Purchase Event. The term "Grantee" as used in this Agreement shall also be deemed to refer to Grantee's permitted assigns.

          (b) Any assignment of rights of Grantee to any permitted assignee of Grantee hereunder shall bear the restrictive legend at the beginning thereof substantially as follows:

                 The transfer of the option represented by this assignment and the related option agreement is subject to resale restrictions arising under the Securities Act of 1933, as amended, and applicable state securities laws and to certain provisions of an agreement between Webster Financial Corporation and MECH Financial, Inc., dated as of December 1, 1999. A copy of such agreement is on file at the principal office of Webster Financial Corporation, and will be provided to any permitted assignee of the Option without charge upon receipt of a written request therefor.

     SECTION 12. Each of Grantee and Issuer will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the OTS, the FDIC, the FRB, the Connecticut Commissioner and any other Governmental Authority for approval to acquire the shares issuable hereunder.

     SECTION 13. parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     SECTION 14. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that Grantee is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7 hereof, the full number of shares of Issuer Common Stock provided in Section 1 hereof (as adjusted pursuant hereto), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     SECTION 15. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in the manner and at the respective addresses of the parties set forth in the Plan.

     SECTION 16. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).

     SECTION 17. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and shall be effective at the time of execution and delivery.

     SECTION 18. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

     SECTION 19. Except as otherwise expressly provided herein or in the Plan, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     SECTION 20. Capitalized terms used in this Agreement and not defined herein but defined in the Plan shall have the meanings assigned thereto in the Plan.

     SECTION 21. Nothing contained in this Agreement shall be deemed to authorize or require Issuer or Grantee to breach any provision of the Plan or any provision of law applicable to the Grantee or Issuer.

     SECTION 22. In the event that any selection or determination is to be made by Grantee or the Owner hereunder and at the time of such selection or determination there is more than one Grantee or Owner, such selection shall be made by a majority in interest of such Grantees or Owners .

     SECTION 23. In the event of any exercise of the option by Grantee, Issuer and such Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     SECTION 24. Except to the extent Grantee exercises the Option, Grantee shall have no rights to vote or receive dividends or have any other rights as a shareholder with respect to shares of Issuer Common Stock covered hereby.

                           [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, each of the parties has caused this Option Agreement to be executed and delivered on its behalf by their respective officers thereunto duly authorized, all as of the date first above written.

                             Webster Financial Corporation



                             By: _____________________________
                                 Name:
                                 Title:


                             MECH Financial, Inc.



                             By: _____________________________
                                 Name:
                                 Title:

                                                                       Exhibit C


                             CERTIFICATE OF MERGER

                             MECH Financial, Inc.
                                     into
                         Webster Financial Corporation


          Pursuant to Title 33, Section 821 of the Connecticut Business Corporation Act and pursuant to Title 8, Section 252 of the General Corporation Law of the State of Delaware, Webster Financial Corporation, a corporation organized and existing under the law of the State of Delaware ("Webster"), and MECH Financial, Inc., a corporation organized and existing under the law of the State of Connecticut ("MECH"), do hereby certify to the following facts relating to the merger (the "Merger") of MECH with and into Webster:

          FIRST: The name and state of incorporation of each constituent corporation that is a party to the merger is as follows:

                 Name                             State of Incorporation
                 ----                             ----------------------

          Webster Financial Corporation                 Delaware

          MECH Financial, Inc.                          Connecticut

          SECOND: An Agreement and Plan of Merger, dated as of December 1, 1999, by and between Webster and MECH (the "Agreement and Plan of Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the General Corporation Law of the State of Delaware.

          THIRD: Pursuant to the Agreement and Plan of Merger, the surviving corporation in the merger is Webster Financial Corporation, a Delaware corporation (the "Surviving Corporation"), and the name of the Surviving Corporation shall continue to be "Webster Financial Corporation." The Surviving Corporation shall continue its existence under its present name pursuant to the provisions of the General Corporation Law of the State of Delaware.

          FOURTH: The Certificate of Incorporation, as amended, of the Surviving Corporation shall be its certificate of incorporation.

          FIFTH:   Pursuant to Title 33, Section 817(g) of the Connecticut
Business Corporation Act and pursuant to Title 8, Section 252(e) of the General Corporation Law of the State of Delaware, action by the shareholders of the Surviving Corporation on the Agreement and Plan of Merger and the Merger is not required.

          SIXTH:   As of _____________, MECH had issued and outstanding
________________ shares of MECH Common Stock, each of which such shares is entitled to one vote on the Agreement and Plan of Merger and the Merger.

          SEVENTH: _______ of the issued and outstanding shares of MECH's
Common Stock, which is a majority of the issued and outstanding shares of MECH's Common Stock and which is sufficient for approval by the MECH's Common Stock voting as a group, have been voted in favor of the Agreement and Plan of Merger and the Merger.

          EIGHTH: The executed Agreement and Plan of Merger is on file at the office of the Surviving Corporation at the following address:

                         Webster Financial Corporation
                         Webster Plaza
                         Waterbury, Connecticut 06702

          NINTH:   A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

          IN WITNESS WHEREOF, Webster Financial Corporation has caused this Certificate of Merger to be duly executed as of this ___ day of ______, 2000, to
be effective at ______ ___ on __________   ___, 2000.


ATTEST                                      WEBSTER FINANCIAL CORPORATION



By:_________________________________        By:_________________________________
    Harriet Munrett Wolfe                       James C. Smith
    Senior Vice President, Counsel              Chairman and Chief Executive
    and Corporate Secretary                     Officer

Harriet Munrett Wolfe                      James C. Smith
Senior Vice President, Counsel and         Chairman and Chief Executive Officer
Corporate Secretary

                                                                       Exhibit D


                             MECH Financial, Inc.

                          MECH STOCKHOLDER AGREEMENT


          This STOCKHOLDER AGREEMENT, dated as of December 1, 1999, is entered into by and among Webster Financial Corporation, a Delaware corporation ("Webster"), and the stockholders of MECH Financial, Inc., a Connecticut corporation ("MECH"), identified on Schedule I hereto (collectively, the "Stockholders"), who are directors, executive officers or other affiliates of MECH (for purposes of Rule 145 under the Securities Act of 1933, as amended, and for purposes of qualifying the Merger (defined below) for "pooling-of-interests" accounting treatment).

          WHEREAS, Webster and MECH have entered into an Agreement and Plan of Merger, dated as of December 1, 1999 (the "Agreement"), which is conditioned upon the execution of this Stockholder Agreement and which provides for, among other things, the merger of MECH with and into Webster, in a stock-for-stock transaction (the "Merger"); and

          WHEREAS, in order to induce Webster to enter into and consummate the Agreement, each of the Stockholders agrees to, among other things, vote in favor of the Agreement, the Merger and the other transactions contemplated by the Agreement in his or her capacity as a stockholder of MECH.

          NOW, THEREFORE in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Ownership of MECH Common Stock. Each Stockholder represents and warrants that the number of shares of MECH common stock, par value $.01 per share ("MECH Common Stock"), set forth opposite such Stockholder's name on
Schedule I hereto is the total number of shares of MECH Common Stock over which such person has "beneficial ownership" within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, except that the provisions of Rule 13d-3(d)(1)(i) shall be considered without any limit as to time.

     2. Agreements of the Stockholders. Each Stockholder covenants and agrees that:

          (a) Such Stockholder shall, at any meeting of the holders of any or all classes or series of MECH Common Stock called for the purpose (or in connection with any action taken by written consent), vote or cause to be voted all shares of MECH Common Stock with respect to which such Stockholder has voting power (including the power to vote or to direct the voting of) whether owned as of the date hereof or hereafter acquired in favor of the Agreement, the Merger and the other transactions contemplated by the Agreement.

          (b) Such Stockholder shall not sell, pledge, transfer or otherwise dispose of his or her shares of MECH Common Stock unless advised by KPMG that such sale, pledge, transfer or other disposition will not jeopardize the pooling-of-interest accounting treatment in the Merger.

          (c) Such Stockholder shall not in his or her capacity as a stockholder of MECH directly or indirectly encourage or solicit, initiate or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Webster or an affiliate thereof) concerning any merger, sale of all or substantially all of the assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transaction involving MECH or otherwise inconsistent with the Agreement or the transactions contemplated thereby. Nothing herein shall impair such Stockholder's fiduciary obligations as a director of MECH.

          (d) Such Stockholder acting as a Stockholder and not as a director shall use his or her best efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger contemplated by the Agreement.

          (e) Such Stockholder shall not, prior to the public release by Webster of an earnings report to its stockholders covering at least 30 days of operations after consummation of the Merger (the "Restricted Period"), sell, pledge (other than the replacement of a pledge existing on the date hereof of MECH Common Stock), transfer or otherwise dispose of the shares of Webster common stock, par value $.01 per share (the "Webster Common Stock"), to be received by him or her for his or her shares of MECH Common Stock upon consummation of the Merger.

          (f) Such Stockholder shall comply with all applicable federal and state securities laws in connection with any sale of Webster Common Stock received in exchange for MECH Common Stock in the Merger, including the trading and volume limitations as to sales by affiliates contained in Rule 145 under the Securities Act of 1933, as amended. Such Stockholder acknowledges and agrees that any shares of Webster Common Stock received in the Merger or otherwise will include appropriate legends as to the restrictions set forth in this Agreement and under applicable federal securities laws.

     3. Termination. The parties agree and intend that this Stockholder Agreement be a valid and binding agreement enforceable against the parties hereto and that damages and other remedies at law for the breach of this Stockholder Agreement are inadequate. This Stockholder Agreement may be terminated at any time prior to the consummation of the Merger by the written consent of the parties hereto and shall be automatically terminated in the event that the Agreement is terminated in accordance with its terms.

     4. Notices. Notices may be provided to Webster and the Stockholders in the manner specified in the Agreement, with all notices to the Stockholders being provided to them at the addresses set forth at Schedule I.

     5. Governing Law. This Stockholder Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

     6. Counterparts. This Stockholder Agreement may be executed in one or more counterparts, all of which shall be considered one and the same and each of which shall be deemed an original.

     7. Headings. The Section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stockholder Agreement.

     8. Regulatory Approval. If any provision of this Stockholder Agreement requires the approval of any regulatory authority in order to be enforceable, then such provision shall not be effective until such approval is obtained; provided, however, that the foregoing shall not affect the enforceability of any other provision of this Stockholder Agreement.

                            SIGNATURE PAGE FOLLOWS

          IN WITNESS WHEREOF, Webster, by a duly authorized officer, and each of the Stockholders have caused this Stockholder Agreement to be executed and delivered as of the day and year first above written.

WEBSTER FINANCIAL CORPORATION

By: ______________________________________
    James C. Smith
    Chairman and Chief Executive Officer

STOCKHOLDERS:


___________________________________     ___________________________________


___________________________________     ___________________________________


___________________________________     ___________________________________


___________________________________     ___________________________________


___________________________________     ___________________________________


___________________________________     ___________________________________

                                  SCHEDULE I

                                        Number of Shares of MECH Common
Name and Address of Stockholder         Stock Beneficially Owned
-------------------------------         -------------------------------

                                                                       Exhibit E


                       FORM OF LEGAL OPINION OF COUNSEL
                           FOR MECH FINANCIAL, INC.


          (a) MECH Financial, Inc. ("MECH") was incorporated, and is validly existing as a Connecticut corporation as of the date of the certificate specified in Paragraph __ above, under the laws of the State of Connecticut. MECH has the corporate power and corporate authority under its Certificate of Incorporation and the Connecticut Business Corporations Act (the "Connecticut Corporation Law") to own, lease and operate its current properties and to transact the business in which it is currently engaged as described in the Proxy Statement/Prospectus. Mechanics Savings Bank ("MS Bank") was incorporated and is validly existing and in good standing as a Connecticut chartered savings bank, as of the date of certificate specified in Paragraph __ above, under laws of the State of Connecticut. MS Bank has the corporate power and corporate authority under its Certificate of Incorporation and the Banking Law of Connecticut to own, lease and operate its current properties and to transact the business in which it is currently engaged as described in the Proxy Statement/Prospectus.

          (b) MECH has the corporate power and corporate authority under its Certificate of Incorporation and the Connecticut Corporation Law to execute and deliver the Agreement and Plan of Merger (the "Agreement") and to perform its obligations thereunder. The execution, delivery and performance as of the date hereof by MECH of the Agreement has been duly authorized by all necessary corporate action of MECH. MS Bank has the corporate power and corporate authority under its Certificate of Incorporation and the Banking Law of Connecticut to execute and deliver the Articles of Combination and Bank Merger Agreement ("Bank Merger Agreement") and to perform its obligations thereunder. The execution, delivery and performance as of the date hereof by MS Bank of the Bank Merger Agreement has been authorized by all necessary corporate action of MS Bank.

          (c) The Agreement has been duly executed and delivered on behalf of MECH. The Bank Merger Agreement has been duly executed and delivered on behalf of MS Bank.

          (d) The execution, delivery and performance as of the date hereof by MECH of the Agreement do not (i) require any approval of its shareholders that has not been obtained; (ii) violate the Banking Law of Connecticut, the Connecticut Corporation Law or the Certificate of Incorporation or Bylaws of MECH; (iii) violate any applicable law, rule, regulation or, to our knowledge, any order, judgment or decree of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the State of Connecticut Department of Banking (the "Department") or the Federal Deposit Insurance Corporation (the "FDIC"); (iv) to our knowledge, breach or constitute a default under any material contract of MECH as such term is defined in Regulation S-K (17 C.F.R.
(S)229.610(b)10)); or (v) to our knowledge, result in the creation of any lien upon any of the properties of MECH pursuant to any such contracts. The execution, delivery and performance as of the date hereof by MS Bank of the Bank Merger Agreement do not (i) require any approval of its shareholders that has not been obtained; (ii) violate the Banking Law of Connecticut, the Connecticut Corporation Law or the Certificate of Incorporation or Bylaws of MS Bank; (iii) violate any applicable law, rule, regulation or, to our knowledge, any order, judgment or decree of the Federal Reserve Board, the Department or the FDIC;
(iv) to our knowledge, breach or constitute a default under any material contract of MS Bank as such term is defined in Regulation S-K (17 C.F.R.
(S)229.610(b)10)); or (v) to our knowledge, result in the creation of any lien upon any of the properties of MS Bank pursuant to any such contracts.

          (e) The authorized, issued and outstanding capital stock of MECH, as of _____________, 2000, is ___________. This is a change of ___________ shares from that disclosed in the Proxy Statement/Prospectus under the caption "__________." The shares of common stock shown as issued and outstanding under said caption are duly authorized and are validly issued, fully paid and nonassessable. To our knowledge, there are no other shares of capital stock of MECH outstanding at that date. No holder of outstanding shares of common stock of MECH has any statutory preemptive right under applicable law or, to our knowledge, any contractual right to subscribe for any of such shares, except pursuant to the Option Agreement between MECH and Webster Financial Corporation ("Webster"), the Mechanics Savings Bank 1996 Director Stock Option Plan and the Mechanics Savings Bank 1996 Officer Stock Option Plan, described in the Proxy Statement/Prospectus. To our knowledge, MECH has not issued any outstanding securities convertible into or exchangeable for, or outstanding options, warrants or other rights to purchase or to subscribe for, any shares of stock or other securities of MECH, except as described in the Proxy Statement/Prospectus.

          (f) No approval or consent of, or registration or filing with, the Federal Reserve Board, the Department or the FDIC or any third party is required to be obtained or made by MECH or MS Bank in connection with the execution, delivery and performance as of the date hereof of the Agreement by MECH or the Bank Merger Agreement by MS Bank (other than those approvals, consents, registrations or filings that have been obtained or made). [In rendering the foregoing opinion, we note that there are certain post-closing filings that must be made with the Department and the FDIC with respect to the merger contemplated by the Agreement.]

          (g) During the course of the preparation of the Proxy Statement/Prospectus, we participated in conferences with officers, employees, and other representatives of MECH, with representatives of the independent public accountants of MECH, and with Webster and its representatives, at which conferences the contents of the Proxy Statement/Prospectus and related matters were discussed. While we have not undertaken to determine independently, and we do not assume any responsibility for, the accuracy, completeness or fairness of the statements in the Proxy Statement/Prospectus, we may state on the basis of these conferences and our activities as counsel to MECH in connection with the Proxy Statement/Prospectus, that no facts have come to our attention which cause us to believe that the Proxy Statement/Prospectus (other than the financial statements and financial and statistical data included therein, as to which no opinion is rendered), as of its date and as of _______, 2000 [the date of the MECH shareholder vote], contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, not misleading, or that the Proxy Statement/Prospectus, as of the date hereof, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (h) There are no actions, suits or proceedings pending or, to our knowledge, threatened against MECH or MS Bank, or in which MECH or MS Bank is a party, before any court or governmental department, commission, board, bureau, agency or instrumentality that question the validity of the Agreement or any action taken or to be taken pursuant thereto, or that seek to enjoin or otherwise prevent the consummation of the transactions contemplated by the Agreement or to recover in damages or obtain other relief as a result thereof.

                                      -2-